SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.    )

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☐ Preliminary Proxy Statement ☒ Definitive Proxy Statement ☐ Definitive Additional Materials ☐ Soliciting Material Pursuant to § 240.14a-12	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

Iridium Communications Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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IRIDIUM COMMUNICATIONS INC.

1750 Tysons Boulevard, Suite 1400

McLean, Virginia 22102

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on May 4, 2011

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of Iridium Communications Inc., a Delaware corporation. The meeting will be held on Wednesday, May 4, 2011 at 9:00 a.m. local time at our corporate headquarters located at 1750 Tysons Boulevard, Suite 1400, McLean, Virginia 22102 for the following purposes:

1.	To elect the Board of Directors’ ten nominees for director, each for a one-year term.

2.	To approve, on an advisory basis, the compensation of our named executive officers, as disclosed in this Proxy Statement.

3.	To indicate, on an advisory basis, the preferred frequency of stockholder advisory votes on the compensation of our named executive officers.

4.	To ratify the selection by the Board of Directors of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2011.

5.	To conduct any other business properly brought before the meeting.

These items of business are more fully described in the Proxy Statement accompanying this Notice.

The record date for the annual meeting is March 23, 2011. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

Important Notice Regarding the Availability of Proxy Materials for the Stockholders’ Meeting

to Be Held on May 4, 2011 at 9:00 a.m. local time at

the offices of Iridium Communications Inc., 1750 Tysons Boulevard, Suite 1400, McLean, Virginia 22102

The proxy statement and annual report to stockholders

are available at http://www.amstock.com/ProxyServices/ViewMaterials.asp?CoNumber=15777.

By Order of the Board of Directors

Christian O’Connor

Secretary

McLean, Virginia

April 1, 2011

You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy, or vote over the telephone or the Internet as instructed in these materials, as promptly as possible in order to ensure your representation at the meeting. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

IRIDIUM COMMUNICATIONS INC.

1750 Tysons Boulevard, Suite 1400, McLean, Virginia 22102

PROXY STATEMENT

FOR THE 2011 ANNUAL MEETING OF STOCKHOLDERS

To Be Held on May 4, 2011

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING

Why am I receiving these materials?

We have sent you these proxy materials because the Board of Directors of Iridium Communications Inc. (sometimes referred to as the Company or Iridium) is soliciting your proxy to vote at the 2011 Annual Meeting of Stockholders, including at any adjournments or postponements of the meeting. You are invited to attend the annual meeting to vote on the proposals described in this proxy statement. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card, or follow the instructions below to submit your proxy over the telephone or through the Internet.

We intend to mail these proxy materials on or about April 1, 2011 to all stockholders of record entitled to vote at the annual meeting.

How do I attend the annual meeting?

The meeting will be held on Wednesday, May 4, 2011 at 9:00 a.m. local time at the offices of Iridium Communications Inc., 1750 Tysons Boulevard, Suite 1400, McLean, Virginia 22102. Directions to our offices may be found at www.iridium.com. Information on how to vote in person at the annual meeting is discussed below.

Who can vote at the annual meeting?

Only stockholders of record at the close of business on March 23, 2011 will be entitled to vote at the annual meeting. On this record date, there were 70,253,601 shares of common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If at the close of business on March 23, 2011 your shares were registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return the enclosed proxy card or vote by proxy over the telephone or on the Internet as instructed below to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If at the close of business on March 23, 2011 your shares were held in an account at a brokerage firm, bank, dealer, or other similar organization, rather than in your own name, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

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What am I voting on?

There are four matters scheduled for a vote:

•	the election of ten directors;

•	the advisory approval of the compensation of our named executive officers, as disclosed in this proxy statement in accordance with Securities and Exchange Commission, or SEC, rules;

•	the advisory indication of the preferred frequency of stockholder advisory votes on the compensation of our named executive officers; and

•	the ratification of the selection by the Board of Directors of Ernst & Young LLP, or E&Y, as our independent registered public accounting firm for our fiscal year ending December 31, 2011.

What if another matter is properly brought before the meeting?

The Board of Directors knows of no other matters that will be presented for consideration at the annual meeting. If any other matter is properly presented at the meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using his best judgment.

How do I vote?

You may either vote “For” all the nominees to the Board of Directors or you may “Withhold” your vote for any nominee you specify. With regard to the advisory vote on how frequently we should solicit stockholder advisory approval of executive compensation, you may vote for any one of the following: one year, two years or three years, or you may abstain from voting on that matter. For each of the other matters to be voted on, you may vote “For” or “Against” or abstain from voting.

The procedures for voting are fairly simple:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the annual meeting, vote by proxy using the enclosed proxy card, vote by proxy over the telephone or vote by proxy through the Internet. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person even if you have already voted by proxy.

•	To vote in person, come to the annual meeting and we will give you a ballot when you arrive.

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To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the annual meeting, we will vote your shares as you direct.

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To vote over the telephone, dial toll-free 1-800-PROXIES (1-800-776-9437) using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and control number from the enclosed proxy card. Your vote must be received by 11:59 p.m. local time on May 3, 2011 to be counted.

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To vote through the Internet, go to www.voteproxy.com to complete an electronic proxy card. You will be asked to provide the company number and control number from the enclosed proxy card. Your vote must be received by 11:59 p.m. local time on May 3, 2011 to be counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from us. Simply complete and mail the proxy card to ensure that your vote is counted. Alternatively, you may

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vote by telephone or over the Internet as instructed by your broker or bank. To vote in person at the annual meeting, you must obtain a valid proxy from your broker, bank, or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

We provide Internet proxy voting to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you owned at the close of business on March 23, 2011.

What if I return a proxy card or otherwise vote but do not make specific choices?

If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted, as applicable, “For” the election of all ten nominees for director, “For” the advisory approval of executive compensation, “Abstain” in the vote for the preferred frequency of advisory votes to approve executive compensation and “For” the ratification of the selection by the Board of Directors of E&Y as our independent registered public accounting firm for our fiscal year ending December 31, 2011. If any other matter is properly presented at the meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using his best judgment.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees and Georgeson Inc., or Georgeson, may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies, but Georgeson will be paid its customary fee of approximately $6,500 plus out-of-pocket expenses if it solicits proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one set of proxy materials?

If you receive more than one set of proxy materials, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on the proxy cards in the proxy materials to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the meeting. If you are the record holder of your shares, you may revoke your proxy in any one of the following ways:

•	You may submit another properly completed proxy card with a later date.

•	You may grant a subsequent proxy by telephone or through the Internet.

•	You may send a timely written notice that you are revoking your proxy to our Secretary at 1750 Tysons Boulevard, Suite 1400, McLean, Virginia 22102.

•	You may attend the annual meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.

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Your most recent proxy card or telephone or Internet proxy is the one that is counted.

If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.

When are stockholder proposals due for next year’s annual meeting?

To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by December 5, 2012, to our Secretary at 1750 Tysons Boulevard, Suite 1400, McLean, Virginia 22102. If you wish to submit a proposal that is not to be included in next year’s proxy materials or nominate a director, you must provide written notice required by our Bylaws no later than the close of business on February 6, 2012 and no earlier than January 5, 2012 to our Secretary at 1750 Tysons Boulevard, Suite 1400, McLean, Virginia 22102. You are also advised to review our Bylaws, filed with the SEC as an exhibit to a current report on Form 8-K on September 29, 2009, which contain additional requirements about advance notice of stockholder proposals and director nominations.

How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting, who will separately count, for the proposal to elect directors, votes “For,” “Withhold” and broker non-votes; with respect to the proposal regarding frequency of stockholder advisory votes to approve executive compensation, votes for frequencies of one year, two years or three years, abstentions and broker non-votes; and, with respect to other proposals, votes “For” and “Against,” abstentions and, if applicable, broker non-votes. Abstentions will be counted towards the vote total for each proposal, other than the election of directors (Proposal 1) and the preferred frequency of stockholder advisory votes on the compensation of our named executive officers (Proposal 3), and will have the same effect as “Against” votes. For Proposal 3, abstentions will have no effect and will not be counted towards the vote total. Broker non-votes will have no effect and will not be counted towards the vote total for any proposal.

What are “broker non-votes”?

Broker non-votes occur when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed “non-routine.” Generally, if shares are held in street name, the beneficial owner of the shares is entitled to give voting instructions to the broker or nominee holding the shares. If the beneficial owner does not provide voting instructions, the broker or nominee can still vote the shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. Under the rules and interpretations of the New York Stock Exchange, or NYSE, “non-routine” matters are matters that may substantially affect the rights or privileges of shareholders, such as mergers, shareholder proposals, elections of directors, even if not contested and, for the first time, under a new amendment to the NYSE rules, executive compensation, including the advisory stockholder votes on executive compensation and on the frequency of stockholder votes on executive compensation.

How many votes are needed to approve each proposal?

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For Proposal No. 1, the election of directors, the ten nominees receiving the most “For” votes (from the holders of votes of shares present in person or represented by proxy and entitled to vote on the election of directors) will be elected. Only votes “For” or “Withheld” will affect the outcome.

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To be approved, Proposal No. 2, the advisory approval of the compensation of our named executive officers, will be considered to be approved if it receives “For” votes from the holders of a majority of shares represented and entitled to vote thereat either in person or by proxy. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

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For Proposal No. 3, the advisory vote on the frequency of stockholder advisory votes on executive compensation, the frequency receiving the highest number of “For” votes from the holders of shares represented and entitled to vote thereat either in person or by proxy will be considered the frequency preferred by the stockholders. Abstentions and broker non-votes will have no effect.

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To be approved, Proposal No. 4, the ratification of the selection by the Board of Directors of E&Y as our independent registered public accounting firm for our fiscal year ending December 31, 2011, must receive “For” votes from the holders of a majority of shares represented and entitled to vote thereat either in person or by proxy. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding at least a majority of the outstanding shares entitled to vote are present at the meeting in person or represented by proxy. On the record date, there were 70,253,601 shares outstanding and entitled to vote. Thus, the holders of 35,126,801 shares must be present in person or represented by proxy at the meeting to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the holders of a majority of shares present at the meeting in person or represented by proxy may adjourn the meeting to another date.

How can I find out the results of the voting at the annual meeting?

Preliminary voting results will be announced at the annual meeting. In addition, final voting results will be published in a current report on Form 8-K that we expect to file with the SEC within four business days after the annual meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

What proxy materials are available on the Internet?

The proxy statement and annual report to stockholders are available at http://www.amstock.com/ProxyServices/ViewMaterials.asp?CoNumber=15777.

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PROPOSAL 1

ELECTION OF DIRECTORS

Our Board of Directors consists of ten directors. There are ten nominees for director this year. Each director to be elected and qualified will hold office until the next annual meeting of stockholders and until his successor is elected, or, if sooner, until the director’s death, resignation or removal. Each of the nominees listed below is currently a director of the Company. It is our policy to invite nominees for directors to attend the annual meeting. Last year, nine directors attended our annual meeting of stockholders.

Directors are elected by a plurality of the votes of the holders of shares present in person or represented by proxy and entitled to vote on the election of directors. The ten nominees receiving the highest number of affirmative votes will be elected. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the ten nominees named below. If any nominee becomes unavailable for election as a result of an unexpected occurrence, your shares will be voted for the election of a substitute nominee proposed by us. Each person nominated for election has agreed to serve if elected. Our management has no reason to believe that any nominee will be unable to serve.

NOMINEES

The Nominating and Corporate Governance Committee of our Board seeks to assemble a board that, as a whole, possesses the appropriate balance of professional and industry knowledge, financial expertise and high-level management experience necessary to oversee and direct our business. To that end, the Nominating and Corporate Governance Committee has identified and evaluated nominees in the broader context of the Board’s overall composition, with the goal of recruiting members who complement and strengthen the skills of other members and who also exhibit integrity, collegiality, sound business judgment and other qualities that the Nominating and Corporate Governance Committee views as critical to effective functioning of the Board.

The brief biographies below include information, as of the date of this proxy statement, regarding the specific and particular experience, qualifications, attributes or skills of each director or nominee that led the Board of Directors to believe that that nominee should continue to serve on the Board. However, each of the members of the Board may have a variety of reasons why he believes a particular person would be an appropriate nominee for the Board, and these views may differ from the views of other members.

Robert H. Niehaus, Age 55. Mr. Niehaus has served as a member of our Board of Directors since our inception and has served as our Chairman since September 2009. Mr. Niehaus also served as our Chief Executive Officer for a brief period in September 2009. He has been the Chairman of Greenhill Capital Partners since June 2000. Mr. Niehaus has been a member of Greenhill’s management committee since its formation in January 2004. Mr. Niehaus joined Greenhill & Co., Inc. in January 2000 as a Managing Director to begin the formation of Greenhill Capital Partners. He currently serves as an Advisory Director of Greenhill & Co., Inc. and Chairman of GCP Capital Partners Holdings LLC. Prior to joining Greenhill, Mr. Niehaus spent 17 years at Morgan Stanley & Co., or Morgan Stanley, where he was a Managing Director in the merchant banking department from 1990 to 1999. Mr. Niehaus was Vice Chairman and a director of the Morgan Stanley Leveraged Equity Fund II, L.P., a $2.2 billion private equity investment fund, from 1992 to 1999, and was Vice Chairman and a director of Morgan Stanley Capital Partners III, L.P., a $1.8 billion private equity investment fund, from 1994 to 1999. Mr. Niehaus was also the Chief Operating Officer of Morgan Stanley’s merchant banking department from 1996 to 1998. Mr. Niehaus currently serves as a director of Heartland Payment Systems, Inc., or Heartland, and previously served as a director of the following publicly held companies: American Italian Pasta Company from 1992 to January 2008, Crusader Energy Group Inc. from July 2008 to July 2009, EXCO Resources Inc. from November 2004 to June 2009, Global Signal, Inc. from October 2002 until its merger with Crown Castle International Corp., or Crown Castle, in January 2007, and Crown Castle from January 2007 to July 2007. Mr. Niehaus is a graduate of Princeton University and the Harvard Business School, from which he graduated with high

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distinction as a Baker Scholar. Our Board of Directors has concluded that Mr. Niehaus should serve on the Board and on the Compensation Committee based on his extensive corporate management experience, his financial expertise and his experience in working with telecommunications companies.

J. Darrel Barros, Age 50. Mr. Barros has served on our Board of Directors since September 2009. Mr. Barros has served as the President of Syndicated Communications, Inc., a private equity fund focused on media and communications, since 2006. He also has served as President of VGC, PC, a Washington, D.C. based law firm specializing in private equity and early-stage investments, from 2003 to the present. Mr. Barros also served as a corporate and securities attorney in the venture capital practice group of DLA Piper US LLP from 1997 to 2003. He is currently Executive Chairman of Haven Media Group, LLC, a music-media company, and Chairman of Prestige Resort Properties, Inc., a resort and hospitality company. Mr. Barros is also a director of Maya Cinemas. Mr. Barros received a Bachelor of Science degree from Tufts University, a Master in Business Administration from the Amos Tuck School of Business in Dartmouth College, and a Juris Doctorate degree from the University of Michigan. Our Board of Directors has concluded that Mr. Barros should serve on the Board and on the Audit Committee based on his extensive experience in working with technology companies and his financial management experience.

Scott L. Bok, age 51. Mr. Bok has served on our Board of Directors since our inception. He also served as our Chairman and Chief Executive Officer from our formation in November 2007 until September 2009. Separately, Mr. Bok has served as Chief Executive Officer or Co-Chief Executive Officer of Greenhill & Co., Inc., since October 2007, served as its U.S. President between January 2004 and October 2007 and has been a member of its management committee since its formation in January 2004. In addition, Mr. Bok has been a director of Greenhill since its incorporation in March 2004. Mr. Bok joined Greenhill as a Managing Director in February 1997. Before joining Greenhill, Mr. Bok was a Managing Director in the mergers, acquisitions and restructuring department of Morgan Stanley where he worked from 1986 to 1997. From 1984 to 1986, Mr. Bok practiced mergers and acquisitions and securities law in New York with Wachtell, Lipton, Rosen & Katz. Mr. Bok was previously a member of the Board of Heartland from 2001 to 2008. Mr. Bok is a graduate of the University of Pennsylvania’s Wharton School. He holds a Juris Doctorate from the University of Pennsylvania Law School. Our Board of Directors has concluded that Mr. Bok should serve on the Board and on the Nominating and Corporate Governance Committee based on his extensive corporate management experience and his financial expertise.

Thomas C. Canfield, Age 55. Mr. Canfield has served on our Board of Directors since our inception. Mr. Canfield has served as Senior Vice President-General Counsel & Secretary of Spirit Airlines, Inc. since October 2007. Previously, Mr. Canfield was General Counsel of Point Blank Solutions, Inc. and was Chief Executive Officer and Plan Administrator for AT&T Latin America Corp. Prior to assuming those roles, Mr. Canfield was General Counsel and Secretary of AT&T Latin America Corp. following its acquisition by FirstCom Corporation. AT&T Latin America Corp. filed for bankruptcy in April 2003. Mr. Canfield became General Counsel of FirstCom in May 2000. Prior to joining FirstCom, Mr. Canfield was Counsel in the New York office of Debevoise & Plimpton LLP, where for nine years he practiced in the areas of corporate, securities and international transactions. Mr. Canfield previously served as a member of the Board of Directors of Tricom SA from 2004 until 2010 and as a member of the Board of Directors of Birch Telecom Inc. from 2006 to 2008. Our Board of Directors has concluded that Mr. Canfield should serve on the Board and on the Audit Committee based on his management experience in the telecommunications industry and his particular familiarity with serving on the boards of technology companies.

Brigadier Gen. Peter M. Dawkins (Ret.), age 73. Brigadier General Dawkins, U.S. Army (Retired), has served on our Board of Directors since October 2009. Gen. Dawkins has been a Senior Partner at Flintlock Capital Asset Management LLC since July 2009. Gen. Dawkins is currently a member of the advisory board of Wilmington Trust FSB. He is also Founder and Principal of ShiningStar Capital LLC, or ShiningStar, which he founded in May 2008. Prior to founding ShiningStar, Gen. Dawkins was Vice Chairman of Global Wealth Management for Citigroup Inc., or Citigroup, from August 2007 to May 2008, Vice Chairman of the Citigroup Private Bank from

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2000 to August 2007, and Executive Vice President and Vice Chairman of The Travelers Companies, Inc. during an eleven-year tenure with the firm. Previously, from 1991 to 1996, he served as Chairman and Chief Executive Officer of Primerica Financial Services, Inc., and earlier served as head of the U.S. consulting practice of Bain & Company Inc. Gen. Dawkins began his career in the private sector as head of the Public Financing Banking division of Lehman Brothers Holdings Inc. A 1959 graduate of West Point, Gen. Dawkins served in the U.S. Army for 24 years. He was promoted to Brigadier General in 1981. Gen. Dawkins holds a Ph.D. and Master’s degree from the Woodrow Wilson School at Princeton University. He was selected as a Rhodes Scholar and studied at Oxford University from 1959 through 1962. Our Board of Directors has concluded that Gen. Dawkins should serve on the Board based on his extensive corporate management experience, his military experience and his financial expertise.

Matthew J. Desch, age 53. Mr. Desch has been our Chief Executive Officer and a member of our Board of Directors since September 2009, when we purchased, directly or indirectly, all of the outstanding equity of Iridium Holdings LLC, or Iridium Holdings, in a transaction that we refer to as the Acquisition. Mr. Desch previously served as Chief Executive Officer of Iridium Holdings from August 2006 to September 2009. Before that, he was Chief Executive Officer of Telcordia Technologies, Inc., or Telcordia, a telecom software services provider, from 2002 to November 2005. Prior to Telcordia, he spent 13 years at Nortel Networks Corporation, or Nortel, including as President for its global wireless networks business from 1996 to 1999, and as President of Global Carriers, responsible for all carrier customers outside of North America, from 1999 until he left in March 2000. Mr. Desch served on the Board of Directors of Starent Networks, Corp. from 2005 until late 2009 and served on the Board of Directors of Airspan Networks, Inc. from 2000 to 2009. He has a Bachelor of Science in Computer Science from The Ohio State University and a Master of Business Administration from the University of Chicago. Our Board of Directors has concluded that Mr. Desch should serve on the Board based on his deep knowledge of our company gained from his position as our Chief Executive Officer and previously as the Chief Executive Officer of Iridium Holdings, as well as his extensive experience in the telecommunications industry.

Terry L. Jones, age 64. Mr. Jones has served on our Board of Directors since the Acquisition in September 2009 and served on the Board of Directors of Iridium Holdings from 2001 to September 2009. Mr. Jones is the Managing Member of the General Partner of Syndicated Communications Venture Partners IV, L.P. and the Managing Member of Syncom Venture Management Co., LLC. Prior to joining Syncom in 1978, he was co-founding stockholder and Vice President of Kiambere Savings and Loan in Nairobi, and a lecturer at the University of Nairobi. He also worked as a Senior Electrical Engineer for the Westinghouse Electric Corporation, Aerospace Division, and Litton Industries Corp. He is a member of the Boards of Directors of Radio One, Inc. and PKS Communications, Inc. He formerly served on the Board of the Southern African Enterprise Development Fund, and is on the Board of Trustees of Spellman College. Mr. Jones received a Bachelor of Science degree in Electrical Engineering from Trinity College, a Master of Science degree in Electrical Engineering from George Washington University and a Masters of Business Administration from Harvard University. Our Board of Directors has concluded that Mr. Jones should serve on the Board and on the Compensation and Nominating and Corporate Governance Committees based on his extensive corporate management experience and, as a long-term member of the Board of Iridium Holdings, his deep knowledge of our company.

Alvin B. Krongard, age 74. Mr. Krongard has served as a member of our Board of Directors since the Acquisition in September 2009 and served as a member of the Board of Directors of Iridium Holdings from 2006 to September 2009. Since 2004, Mr. Krongard has been pursuing personal interests. In 1991, Mr. Krongard was elected Chief Executive Officer of Alex. Brown Incorporated, or Alex. Brown, an investment banking firm, and in 1994, he became Chairman of the Board of Directors of Alex. Brown. Mr. Krongard also served as Vice Chairman of the Board of Directors of Bankers Trust Company N.A. from 1997 to 1998, in addition to holding other financial industry posts. He served as Counselor to the Director of the U.S. Central Intelligence Agency from 1998 to 2001, and then as Executive Director of the CIA from 2001 to 2004. Mr. Krongard served on the Board of Directors of PHH Corporation from January 2005 to June 2009. He serves on the Board of Directors of Under Armour, Inc., and as Vice Chairman of The Johns Hopkins Health System Corporation. Mr. Krongard

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received a Bachelor of Arts degree with honors from Princeton University and a Juris Doctorate degree from the University of Maryland School of Law. Our Board of Directors has concluded that Mr. Krongard should serve on the Board and on the Compensation and Nominating and Corporate Governance Committees based on his extensive corporate management experience, his experience leading an agency of the U.S. government and, as a member of the Board of Iridium Holdings, his deep knowledge of our company.

Steven B. Pfeiffer, Age 64. Mr. Pfeiffer has served on our Board of Directors since September 2009 and served on the Board of Directors of Iridium Holdings from 2001 to September 2009. Mr. Pfeiffer has been a partner in the law firm of Fulbright & Jaworski LLP since 1983 and has served as the elected Chair of the firm’s Executive Committee since 2003. He previously served as the Partner-In-Charge of the Washington, D.C. and London offices, and headed the firm’s International Department. Mr. Pfeiffer is also a Non-Executive Director of Barloworld Limited (a public company, on whose compensation, nominating and general purposes committee he serves) in South Africa, Chairman Emeritus of Wesleyan University, a Trustee of The Africa-America Institute in New York, a Director of Project HOPE in Washington, D.C., and a Director of the NAACP Legal Defense and Educational Fund, Inc. Mr. Pfeiffer received a Bachelor of Arts degree from Wesleyan University and studied at Oxford University as a Rhodes Scholar, completing a Bachelor of Arts degree and a Masters degree in jurisprudence. He also holds a Masters degree in Area Studies (Africa) from the School of Oriental and African Studies of the University of London and holds a Juris Doctorate degree from Yale University. Mr. Pfeiffer served as an officer on active and reserve duty in the U.S. Navy. Our Board of Directors has concluded that Mr. Pfeiffer should serve on the Board and on the Compensation Committee based on his extensive corporate management experience, his experience in working with technology companies, and, as a long-term member of the Board of Iridium Holdings, his deep knowledge of our company.

Parker W. Rush, age 51. Mr. Rush has served on our Board of Directors since our inception. Mr. Rush has served as the President and Chief Executive Officer and as a member of the Board of Directors of Republic Companies, Inc., or Republic, a provider of property and casualty insurance, since December 2003. Prior to his employment with Republic, Mr. Rush served as a Senior Vice President and Managing Director at The Chubb Corporation and in various other capacities since February 1980. Mr. Rush also serves as a member of the Boards of Directors for American Independent Insurance Company and ArtBanc International, Ltd., Inc. Mr. Rush is also an Advisory Board Member for the Dallas/Ft. Worth Salvation Army. Our Board of Directors has concluded that Mr. Rush should serve on the Board and on the Audit Committee based on his extensive corporate management experience and his financial expertise, including his qualification as an audit committee financial expert under SEC guidelines.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE “FOR” EACH NAMED NOMINEE.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

INDEPENDENCE OF THE BOARD OF DIRECTORS

As required under the NASDAQ listing standards, a majority of the members of a listed company’s Board of Directors must qualify as “independent,” as affirmatively determined by the Board of Directors. Consistent with these considerations, after review of all relevant identified transactions or relationships between each director, or any of his family members, and us, our senior management and our independent registered public accounting firm, the Board has affirmatively determined that the following nine directors are independent directors within the meaning of the applicable NASDAQ listing standards: Messrs. Barros, Bok, Canfield, Dawkins, Jones, Krongard, Niehaus, Pfeiffer and Rush. In making this determination, the Board found that none of these directors had a material or other disqualifying relationship with us. Mr. Desch is not an independent director by virtue of his position as our Chief Executive Officer.

9.

BOARD LEADERSHIP STRUCTURE

Our Board of Directors has an independent Chairman, Mr. Niehaus, who has authority, among other things, to call and preside over Board meetings, including meetings of the independent directors, to set meeting agendas and to determine materials to be distributed to the Board. Accordingly, the Chairman has substantial ability to shape the work of the Board. We believe that separation of the positions of Chairman and Chief Executive Officer reinforces the independence of the Board in its oversight of our business and affairs. In addition, we believe that having an independent Chairman creates an environment that is more conducive to objective evaluation and oversight of management’s performance, increasing management accountability and improving the ability of the Board to monitor whether management’s actions are in the best interests of us and our stockholders. As a result, we believe that having an independent Chairman can enhance the effectiveness of the Board as a whole.

ROLE OF THE BOARD IN RISK OVERSIGHT

One of the Board’s key functions is informed oversight of our risk management process. The Board does not have a standing risk management committee, but rather administers this oversight function directly through the Board as a whole, as well as through various Board standing committees that address risks inherent in their respective areas of oversight. In particular, while our Board is responsible for monitoring and assessing strategic risk exposure, our Audit Committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. Our Audit Committee also monitors compliance with legal and regulatory requirements. Our Nominating and Corporate Governance Committee monitors the effectiveness of our corporate governance guidelines, including whether they are successful in preventing illegal or improper liability-creating conduct. Our Compensation Committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking. It is the responsibility of the committee chairs to report findings regarding material risk exposures to the Board. The Chairman has the responsibility of coordinating between the Board and management with regard to the determination and implementation of responses to any problematic risk management issues.

MEETINGS OF THE BOARD OF DIRECTORS

The Board of Directors met five times during 2010. Each Board member attended 75% or more of the aggregate number of meetings of the Board and of the committees on which he served that were held during the year.

INFORMATION REGARDING COMMITTEES OF THE BOARD OF DIRECTORS

Our Board has three committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. The following table provides membership and meeting information for 2010 for each of the Board committees:

Name	Audit		Compensation		Nominating and Corporate Governance
Robert H. Niehaus			X
J. Darrel Barros	X
Scott L. Bok					X	*
Thomas C. Canfield	X
Terry L. Jones			X		X
Alvin B. Krongard			X		X
Steven B. Pfeiffer			X	*
Parker W. Rush	X	*
Total meetings in 2010	7		5		1

*	Committee Chairman

10.

Below is a description of each committee of our Board of Directors. The Board of Directors has determined that each member of each committee is independent within the meaning of the NASDAQ listing standards and that each member is free of any relationship that would impair his individual exercise of independent judgment with regard to us.

Audit Committee

The Audit Committee of our Board of Directors was established by the Board to oversee our corporate accounting and financial reporting processes and audits of its financial statements. For this purpose, the Audit Committee performs several functions. The Audit Committee evaluates the performance of and assesses the qualifications of the independent registered public accounting firm; determines and approves the engagement of the independent registered public accounting firm; determines whether to retain or terminate the existing independent registered public accounting firm or to appoint and engage a new independent registered public accounting firm; reviews and approves the retention of the independent registered public accounting firm to perform any proposed permissible non-audit services; monitors the rotation of partners of the independent registered public accounting firm on our audit engagement team as required by law; reviews and approves or rejects transactions between us and any related persons; confers with management and the independent registered public accounting firm regarding the effectiveness of internal controls over financial reporting; establishes procedures, as required under applicable law, for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters; and meets to review our annual audited financial statements and quarterly financial statements with management and the independent registered public accounting firm. The Audit Committee is composed of Messrs. Rush (Chairman), Barros and Canfield. In 2010, the Audit Committee met seven times. The Audit Committee has adopted a written charter that is available to stockholders on our website at http://investor.iridium.com/governance.cfm.

At least annually, the Board of Directors reviews the NASDAQ listing standards definition of independence for Audit Committee members and has determined that all members of our Audit Committee are independent. The Board of Directors has also determined that Mr. Rush qualifies as an “audit committee financial expert,” as defined in applicable SEC rules.

Report of the Audit Committee of the Board of Directors

The Audit Committee has reviewed and discussed the audited financial statements for the year ended December 31, 2010 with management of Iridium Communications Inc. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board, or PCAOB, in Rule 3200T. The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent accountants’ communications with the audit committee concerning independence, and has discussed with the independent registered public accounting firm the accounting firm’s independence. Based on the foregoing, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2010.

Respectfully submitted,

AUDIT COMMITTEE

Parker W. Rush, Chairman

J. Darrel Barros

Thomas C. Canfield

11.

The material in this report is not “soliciting material,” is furnished to, but not deemed “filed” with, the SEC and is not deemed to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Securities Act, or the Securities Exchange Act of 1934, as amended, or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Compensation Committee

Our Compensation Committee is composed of Messrs. Pfeiffer (Chairman), Jones, Krongard and Niehaus. All members of our Compensation Committee are independent within the meaning of the NASDAQ listing standards. In 2010, the Compensation Committee met five times. The Compensation Committee has adopted a written charter that is available to stockholders on our website at http://investor.iridium.com/governance.cfm.

The Compensation Committee acts on behalf of the Board to oversee our compensation policies, plans and programs, including with respect to salary, long-term incentives, bonuses, perquisites, equity incentives, severance arrangements, retirement benefits and other employee benefits, and to review and determine the compensation to be paid to our executive officers and directors.

Our Compensation Committee also reviews with management our Compensation Discussion and Analysis and considers whether to approve its inclusion in proxy statements and other filings.

Typically, the Compensation Committee meets quarterly and with greater frequency if necessary. The agenda for each meeting is usually developed by the Chairman of the Compensation Committee. The Compensation Committee meets regularly in executive session. However, from time to time, various members of management and other employees as well as outside advisors or consultants may be invited by the Compensation Committee to make presentations, to provide financial or other background information or advice or to otherwise participate in Compensation Committee meetings. The Chief Executive Officer may not participate in, or be present during, any deliberations or determinations of the Compensation Committee regarding his compensation or individual performance objectives. The charter of the Compensation Committee grants the Compensation Committee full access to all of our books, records, facilities and personnel, as well as authority to obtain, at our expense, advice and assistance from internal and external legal, accounting or other advisors and consultants and other external resources that the Compensation Committee considers necessary or appropriate in the performance of its duties. In particular, the Compensation Committee has the sole authority to retain compensation consultants to assist in its evaluation of executive and director compensation, including the authority to approve the consultant’s reasonable fees and other retention terms.

During 2010, our Compensation Committee engaged a compensation consultant, Frederic W. Cook & Co., Inc., to perform the services described in “Executive Compensation—Compensation Discussion and Analysis—Use of Compensation Consultant.”

Compensation Committee Interlocks and Insider Participation

During 2010, the members of our Compensation Committee were Messrs. Pfeiffer, Jones, Krongard and Niehaus, none of whom is a current or former employee of our company. None of the members of our Compensation Committee had a direct or indirect material interest in any related-party transaction involving our company.

No interlocking relationships exist between our Board of Directors or our Compensation Committee and the board of directors or the compensation committee of any other entity. None of our executive officers serves, or in the past year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our Board of Directors or our Compensation Committee.

12.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in this proxy statement. Based on this review and discussion, the Compensation Committee approved the inclusion of the Compensation Discussion and Analysis in this proxy statement.

Respectfully submitted,

COMPENSATION COMMITTEE

Steven B. Pfeiffer, Chairman

Terry L. Jones

Alvin B. Krongard

Robert H. Niehaus

The material in this report is not “soliciting material,” is furnished to, but not deemed “filed” with, the SEC and is not deemed to be incorporated by reference in any filing of the Company under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee of the Board of Directors is responsible for identifying, reviewing and evaluating candidates to serve as our directors, consistent with criteria approved by the Board, reviewing and evaluating incumbent directors, recommending to the Board for selection candidates for election to the Board of Directors, making recommendations to the Board regarding the membership of the committees of the Board, assessing the performance of the Board, and developing a set of corporate governance principles for us. The Nominating and Corporate Governance Committee is composed of Messrs. Bok (Chairman), Jones and Krongard. All members of the Nominating and Corporate Governance Committee are independent within the meaning of the NASDAQ listing standards. During 2010, the Nominating and Corporate Governance Committee met once. The Nominating and Corporate Governance Committee has adopted a written charter that is available to stockholders on our website at http://investor.iridium.com/governance.cfm.

The Nominating and Corporate Governance Committee believes that candidates for director should have minimum qualifications, including having the ability to read and understand basic financial statements, being over 21 years of age and having the highest personal integrity and ethics. The Nominating and Corporate Governance Committee also intends to consider other factors, such as possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to our affairs, demonstrated excellence in his or her field, having the ability to exercise sound business judgment and having the commitment to rigorously represent the long-term interests of our stockholders. However, the Nominating and Corporate Governance Committee can modify these qualifications from time to time. Candidates for director nominees are reviewed in the context of the current composition of the Board, our operating requirements and the long-term interests of stockholders. In conducting this assessment, the Nominating and Corporate Governance Committee typically considers diversity, age, skills and such other factors as it deems appropriate given our current needs and those of the Board to maintain a balance of knowledge, experience and capability. In the case of incumbent directors whose terms of office are set to expire, the Nominating and Corporate Governance Committee reviews these directors’ overall service to us during their terms, including the number of meetings attended, level of participation, quality of performance and any other relationships and transactions that might impair the directors’ independence. In the case of new director candidates, the Nominating and Corporate Governance Committee also determines whether the nominee is independent for NASDAQ purposes, which determination is based upon applicable NASDAQ listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary. The Nominating and Corporate Governance Committee then uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The Nominating and Corporate Governance Committee conducts any appropriate and necessary

13.

inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board. The Nominating and Corporate Governance Committee meets to discuss and consider the candidates’ qualifications and then recommends candidates to the Board for selection.

The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders. The Nominating and Corporate Governance Committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether or not the candidate was recommended by a stockholder. Stockholders who wish to recommend individuals for consideration by the Nominating and Corporate Governance Committee to become nominees for election to the Board may do so by delivering a written recommendation to the Nominating and Corporate Governance Committee at the following address: c/o Iridium Communications Inc., 1750 Tysons Blvd., Suite 1400, McLean, VA 22102, Attn: Secretary, not less than 90 days but not more than 120 days prior to the anniversary date of the last annual meeting of stockholders. Submissions must include the name and address of the stockholder making the recommendation, the number of shares of our common stock beneficially owned by such stockholder as of the date of the submission, the full name of the proposed nominee, a description of the proposed nominee’s business experience for at least the previous five years, complete biographical information for the nominee and a description of the proposed nominee’s qualifications as a director. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected.

Stockholder Communications with the Board of Directors

Our Board has adopted a formal process by which stockholders may communicate with the Board or any of its directors. Stockholders who wish to communicate with the Board or an individual director may send a written communication to the Board or such director addressed to our Secretary at 1750 Tysons Blvd., Suite 1400, McLean, VA 22102. Each communication must set forth:

•	the name and address of the stockholder on whose behalf the communication is sent; and

•	the number of our shares that are owned beneficially by such stockholder as of the date of the communication.

Each communication will be reviewed by our Secretary to determine whether it is appropriate for presentation to the Board or such director. Examples of inappropriate communications include advertisements, solicitations or hostile communications. Communications determined by our Secretary to be appropriate for presentation to the Board or such director will be submitted to the Board or such director on a periodic basis.

Code of Ethics

We have adopted the Iridium Communications Inc. Code of Business Conduct and Ethics, or the Code of Ethics, that applies to all of our officers, directors and employees as well as those of our subsidiaries. The Code of Ethics is available on our website at http://investor.iridium.com/governance.cfm. If we make any substantive amendments to the Code of Ethics, or grant any waiver from a provision of the Code of Ethics to any executive officer or director, we will promptly disclose the nature of the amendment or waiver on our website.

Corporate Governance Guidelines

The Board of Directors has documented our governance practices by adopting Corporate Governance Guidelines, or the Guidelines, to assure that the Board will have the necessary authority and practices in place to review and evaluate our business operations as needed and to make decisions that are independent of our management. The Guidelines are also intended to align the interests of directors and management with those of our stockholders. The Guidelines set forth, among other things, the practices the Board intends to follow with respect to Board composition and selection, Board meetings and involvement of senior management, Chief Executive Officer performance evaluation and succession planning, and Board committees and compensation. The Guidelines may be viewed at http://investor.iridium.com/governance.cfm.

14.

PROPOSAL 2

ADVISORY VOTE ON EXECUTIVE COMPENSATION

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Dodd-Frank Act, and Section 14A of the Exchange Act, our stockholders are now entitled to vote to approve, on an advisory basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with SEC rules. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the compensation philosophy, policies and practices described in this proxy statement.

The compensation of our named executive officers subject to the vote is disclosed in the Compensation Discussion and Analysis, the compensation tables and the related narrative disclosure contained later in this proxy statement. As discussed in those disclosures, we believe that our compensation policies and decisions are focused on pay-for-performance principles and strongly aligned with our stockholders’ interests. Compensation of our named executive officers is designed to enable us to attract, motivate and retain talented and experienced executives to lead our company successfully in a competitive environment.

Accordingly, the Board is asking the stockholders to indicate their support for the compensation of our named executive officers as described in this proxy statement by casting a non-binding advisory vote “FOR” the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, compensation tables and any related information disclosed in this proxy statement, is hereby APPROVED.”

Because the vote is advisory, it is not binding on us or the Board of Directors. Nevertheless, the views expressed by the stockholders, whether through this vote or otherwise, are important to management and the Board and, accordingly, the Board and the Compensation Committee intend to consider the results of this vote in making determinations in the future regarding executive compensation arrangements.

Advisory approval of this proposal requires the vote of the holders of a majority of the shares represented and entitled to vote at the annual meeting either in person or by proxy.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE “FOR” PROPOSAL 2.

15.

PROPOSAL 3

ADVISORY VOTE ON THE FREQUENCY OF SOLICITATION OF

ADVISORY STOCKHOLDER APPROVAL OF EXECUTIVE COMPENSATION

The Dodd-Frank Act and Section 14A of the Exchange Act also enable our stockholders to indicate their preference regarding how frequently we should solicit a non-binding advisory vote, similar to Proposal 2, on the compensation of our named executive officers as disclosed in our proxy statements. Accordingly, we are asking stockholders to indicate whether they would prefer an advisory vote every year, every two years or every three years. Alternatively, stockholders may abstain from casting a vote.

The frequency that receives the highest number of votes from the holders of shares represented and entitled to vote at the annual meeting either in person or by proxy will be considered the frequency preferred by the stockholders. Abstentions and broker-non votes will have no effect.

After considering the benefits and consequences of each alternative, the Board has decided not to make a recommendation on this proposal. The Board and the Compensation Committee value the opinions of the stockholders in this matter and, to the extent there is any significant vote in favor of one frequency over the other options, even if less than a majority, the Board will consider the stockholders’ opinions and evaluate any appropriate next steps. However, because this vote is advisory and therefore not binding on us or the Board, the Board may decide that it is in the best interests of the stockholders that we hold an advisory vote on executive compensation more or less frequently than the option preferred by the stockholders. The vote will not be construed to create or imply any change or addition to the fiduciary duties of us or the Board.

PROPOSAL 4

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors has selected Ernst & Young LLP, or E&Y, to continue in its capacity as our independent registered public accounting firm for the fiscal year ending December 31, 2011 and has further directed that management submit the selection of independent registered public accounting firm for ratification by the stockholders at the annual meeting.

Neither our Bylaws nor other governing documents or law require stockholder ratification of the selection of E&Y as our independent registered public accounting firm. However, the Board of Directors is submitting the selection of E&Y to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to continue to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting will be required to ratify the selection of E&Y. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

Representatives of E&Y are expected to be present at the annual meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

16.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

The following table represents aggregate fees billed to us for the fiscal years ended December 31, 2010 and December 31, 2009 by E&Y, our principal accountant.

	Year Ended December 31,
	2010	2009
Audit fees(1)	$1,220,165	$911,000
Audit-related fees	—	—
Tax fees(2)	413,759	247,580
All other fees	—	—

Total fees(3)	$1,633,924	$1,158,580

(1)

Fees for audit services included fees associated with the annual audit, the reviews of our quarterly reports on Form 10-Q, statutory audits required internationally, and fees related to registration statements.

(2)	Tax fees included fees for tax compliance, tax advice and tax planning.
(3)

Prior to the Acquisition in September 2009, E&Y served as Iridium Holdings’ principal accountant. The above table only includes those fees billed by E&Y to Iridium Communications Inc. and does not include fees billed to Iridium Holdings in 2009 prior to the Acquisition.

All fees described above were approved by the Audit Committee.

PRE-APPROVAL POLICY AND PROCEDURES

The Audit Committee has adopted a policy and procedures for the pre-approval of audit and non-audit services rendered by our independent registered public accounting firm. The policy generally pre-approves specified services in the defined categories of audit services, audit-related services and tax services up to specified amounts. Pre-approval may also be given as part of the Audit Committee’s approval of the scope of the engagement of the independent registered public accounting firm or on an individual, explicit, case-by-case basis before the independent registered public accounting firm is engaged to provide each service. The pre-approval of services may be delegated to one or more of the Audit Committee’s members, but the decision must be reported to the full Audit Committee at its next scheduled meeting.

The Audit Committee has determined that the rendering of the services other than audit services by E&Y is compatible with maintaining the principal accountant’s independence.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE “FOR” PROPOSAL 4.

17.

EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS

Thomas J. Fitzpatrick, Age 53. Mr. Fitzpatrick has served as our Chief Financial Officer since April 2010. Previously, from 2002 to December 2009, Mr. Fitzpatrick was Executive Vice President and Chief Financial Officer of Centennial Communications Corp., a publicly traded telecommunications company acquired by AT&T in November 2009. Prior to that, Mr. Fitzpatrick was Chief Financial Officer of private and publicly traded companies in the telecommunications and technology industries and a Vice President at Bell Atlantic Corporation (now Verizon). Mr. Fitzpatrick graduated with a Bachelor of Business Administration degree from Pennsylvania State University and a Master of Business Administration degree from Villanova University. Mr. Fitzpatrick is a director of The Telx Group, Inc. Mr. Fitzpatrick is also a Certified Public Accountant.

Lt. Gen. John H. Campbell (Ret.), Age 63. Lieutenant General Campbell, U.S. Air Force (Retired), has served as Executive Vice President, Government Programs of Iridium Satellite since November 2006. Prior to that, from 2004 to November 2006, he served as Principal, Defense and Intelligence, for Applied Research Associates, or ARA. General Campbell joined ARA after retiring from the United States Air Force after a 32-year career. In the United States Air Force, he served in a variety of operational and staff assignments around the world. From 1998 to 2000, he was Vice Director of the Defense Information Systems Agency and was the first commander of the Joint Task Force—Computer Defense Network. From 1997 to 1998, he served on the Joint Staff as Deputy Director for Operations. Between 1971 and 1997, General Campbell served around the world in a variety of operational assignments as an F-15 and F-16 fighter pilot and commander. General Campbell is the recipient of numerous military and intelligence community awards, including the Defense Distinguished Service Medal, the Legion of Merit, the Air Medal, the National Imagery and Mapping Agency Award, the National Reconnaissance Distinguished Medal, and the National Security Agency Award. He is a graduate of the University of Kentucky with a Bachelor of Computer Science degree and a Master of Business Administration degree.

Cynthia C. Cann, Age 43. Ms. Cann has served as Vice President and Controller of Iridium Satellite since January 2009. Prior to that, Ms. Cann served in BearingPoint, Inc.’s State and Local Business Unit as Controller from May 2005 to December 2007, and as Head of Operations from January 2008 to January 2009. Ms. Cann graduated with a Bachelor of Science degree in Accounting from the Virginia Polytechnic Institute and State University and received a six-month certification from the Georgetown University International Master of Business Administration Program. Ms. Cann is also a Certified Public Accountant.

Gregory C. Ewert, Age 49. Mr. Ewert has served as Executive Vice President, Global Distribution Channels of Iridium Satellite since 2004. Prior to joining Iridium Satellite, he served as Executive Vice President for Marketing, Sales, Product Development, Business Development and Customer Service for COMSAT International from 2002 to 2004. Prior to COMSAT, from 1998 to 2002 he held executive positions within Teleglobe Inc., ranging from Vice President and General Manager of Carrier and Emerging Markets to Senior Vice President of Global Data Services. In 2002, Teleglobe filed for bankruptcy. Before Teleglobe, Mr. Ewert worked for Sprint Corporation from 1987 to 1997, where he held various positions including President of Sprint International of Canada. Mr. Ewert holds a Bachelor of Finance degree from Canisius College in Buffalo, New York.

John M. Roddy, Age 56. Mr. Roddy has served as Executive Vice President, Global Operations and Product Development of Iridium Satellite since 2006. Prior to joining Iridium Satellite, he held numerous executive positions at Telcordia from 2003 to 2006, including President, Telcordia Global Services; Senior Vice President, Global Operations; and Chief Information Officer. Prior to joining Telcordia, at Nortel he was Vice President and General Manager of the Carrier Professional Services Business Unit from 1999 to 2001. Prior to that, he was Vice President, Technology and Director, Ottawa Laboratories for Public Carrier Networks from 1997 to 1998. He also held the position of Vice President, Canadian Technical Services and Global Product Support from 1993 to 1996. He holds a Master of Business Administration degree from McMaster University in Hamilton, Canada.

S. Scott Smith, Age 52. Mr. Smith has served as Executive Vice President, Iridium NEXT since April 2010. Mr. Smith previously served as Chief Operating Officer of DigitalGlobe Inc. from January 2006 through March 2010. From 1995 to January 2006, he held various positions at Space Imaging Inc., most recently as Executive

18.

Vice President, Sales, Engineering and Operations. Prior to this, Mr. Smith held various engineering and management positions for Lockheed Missiles & Space Company. Mr. Smith is currently a member of the Board of Directors of SkyBox Imaging, Inc., located in Mountain View, California. Mr. Smith holds a Bachelor of Science degree in Aerospace Engineering from Syracuse University and a Master of Science degree in Aeronautical and Astronautical Engineering from Stanford University.

Donald L. Thoma, Age 49. Mr. Thoma has served as Executive Vice President Marketing of Iridium Satellite since May 2008. Prior to that time, Mr. Thoma served as Executive Vice President Corporate Development from November 2006 to May 2008, as Executive Vice President Vertical Markets from November 2004 to November 2006, and prior to that as Executive Vice President Data Services. From 2001 to 2002, Mr. Thoma served as Vice President of Marketing and Business Development for ObjectVideo, Inc. From 1992 to 2000, he held various positions of responsibility for ORBCOMM Inc., ranging from Senior Director of Transportation to Founder and General Manager of the Vantage Tracking Solutions business unit, and Vice President, Business Development. Prior to ORBCOMM, from 1988 to 1990, he was the Director of Integration and Launch Operations for Orbital Sciences Corporation. Previously, he served as a Captain in the United States Air Force Space Division from 1983 to 1988. Mr. Thoma holds a Bachelor of Aeronautical Engineering degree from Rensselaer Polytechnic Institute, a Master of Aerospace Engineering degree from the University of Southern California and a Master of Business Administration degree from the Harvard Business School.

19.

SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of our common stock as of February 28, 2011 by (i) each director, (ii) each of the executive officers named in the Summary Compensation Table, (iii) all of our executive officers and directors as a group and (iv) all those known by us to be beneficial owners of more than five percent of our common stock.

	Beneficial Ownership(1)
Beneficial Owner	Number of Shares	Percentage (%)
5% Holders
Greenhill & Co., Inc.(2)	12,924,016	17.4
Baralonco Limited(3)	11,648,080	16.6
Aletheia Research & Management, Inc.(4)	4,869,882	6.9
Integrated Core Strategies (US) LLC(5)	5,113,603	6.8
Putnam, LLC(6)	4,340,794	6.2
Wells Fargo and Company(7)	4,241,992	6.0
Syndicated Communications Venture Partners IV, L.P.(8)	4,030,855	5.7

Executive Officers and Directors
Matthew J. Desch(9)	368,493	*
Thomas J. Fitzpatrick	10,000	*
Eric H. Morrison(10)	127,927	*
John S. Brunette	—	*
Gregory C. Ewert(10)	319,979	*
John M. Roddy(11)	42,188	*
Robert H. Niehaus(12)	616,494	*
Scott L. Bok(13)	1,471,789	2.1
Thomas C. Canfield(14)	84,237	*
Brigadier Gen. Peter M. Dawkins (Ret.)(15)	14,416	*
Terry L. Jones(16)	4,745,598	6.8
Alvin B. Krongard(17)	160,854	*
Steven B. Pfeiffer(18)	17,855	*
J. Darrel Barros(19)	14,258	*
Parker W. Rush(20)	102,958	*
All directors and executive officers as a group (17 persons)(21)	8,247,278	11.6

*	Less than 1% of the outstanding shares of common stock.

(1)

This table is based upon information supplied by officers, directors and principal stockholders. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, we believe that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 70,253,601 shares outstanding on February 28, 2011. Shares of common stock issuable under options or warrants that are exercisable within 60 days of February 28, 2011, and shares underlying restricted stock units, or RSUs, that will vest within 60 days of February 28, 2011, are deemed beneficially owned, and such shares are used in computing the percentage ownership of the person holding the options, warrants or RSUs but are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

(2)

This information has been obtained from a Schedule 13G/A filed on February 9, 2011 by Greenhill & Co., Inc., or Greenhill. According to the Schedule 13G/A, Greenhill has sole voting and dispositive power with respect to 12,924,016 shares of our common stock, which include 4,000,000 shares underlying immediately exercisable warrants. Mr. Bok, one of our directors, is the chief executive officer of Greenhill. Mr. Niehaus, a director of our company, is Chairman of Greenhill Capital Partners. The principal business address of Greenhill is: 300 Park Avenue, New York, NY 10022.

20.

(3)

This information has been obtained from a Schedule 13D filed on October 8, 2009 by Baralonco Limited and its sole owner, Khalid bin Abdullah bin Abdulrahman. According to the Schedule 13D, Khalid bin Abdullah bin Abdulrahman shares voting and dispositive power with respect to the shares held by Baralonco Limited. The principal business address of Baralonco Limited is: Craigmuir Chambers, P.O. Box 71, Road Town, Tortola, British Virgin Islands VG1110.

(4)

This information has been provided to the Company by Aletheia Research and Management, Inc., or Aletheia. The principal business address of Aletheia is 100 Wilshire Boulevard, Suite 1960, Santa Monica, CA 90401.

(5)

This information has been obtained from a Schedule 13G/A filed on January 31, 2011 by Integrated Core Strategies (US) LLC, or ICS. According to the Schedule 13G/A, Millennium Management LLC, or Millennium, as the general partner of the managing member of ICS, and Mr. Israel A. Englander, as the managing member of Millennium, share voting and dispositive power with respect to the 5,113,603 shares underlying immediately exercisable warrants. The principal business address of ICS is: 666 Fifth Avenue, New York, NY 10103.

(6)

This information has been obtained from a Schedule 13G filed on February 14, 2011 by Putnam, LLC, or Putnam. According to the Schedule 13G, Putnam has shared voting power with respect to 125,601 shares of our common stock and shared dispositive power with respect to 4,340,794 shares of our common stock. The principal business address of Putnam is: One Post Office Square, Boston, MA 02109.

(7)

This information has been obtained from a Schedule 13G filed on January 25, 2011 by Wells Fargo and Company, or Wells Fargo. According to the Schedule 13G, Wells Fargo has sole voting power with respect to 3,817,631 shares of our common stock, sole dispositive power with respect to 4,208,005 shares of our common stock, and shared dispositive power with respect to 6,397 shares of our common stock. The principal business address of Wells Fargo is 420 Montgomery Street, San Francisco, CA 94104.

(8)

This information has been obtained from a Schedule 13D/A filed on February 11, 2011 by Syndicated Communications Venture Partners IV, L.P., or the SynCom Fund. According to the Schedule 13D/A, WJM Partners IV, LLC, or WJM, as the SynCom Fund’s general partner, and Messrs. Terry L. Jones, Duane McKnight, Herbert Wilkins Sr. and Milford Anthony Thomas, as the managing members of WJM, share voting and dispositive power with respect to the shares held by the SynCom Fund. The principal business address of the SynCom Fund is: 8515 Georgia Avenue, Suite 725, Silver Spring, MD 20910.

(9)	Includes 125,000 shares issuable upon the exercise of stock options exercisable within 60 days of February 28, 2011 and 27,000 shares underlying immediately exercisable warrants.
(10)	Includes 42,188 shares issuable upon exercise of stock options exercisable within 60 days of February 28, 2011.
(11)	Consists of 42,188 shares issuable upon exercise of stock options exercisable within 60 days of February 28, 2011.
(12)	Includes 200,000 shares underlying immediately exercisable warrants and 18,218 shares underlying vested RSUs.
(13)

Includes 6,130 shares issuable upon exercise of stock options exercisable within 60 days of February 28, 2011, 400,000 shares underlying immediately exercisable warrants, and 19,160 shares underlying vested RSUs.

(14)	Includes 43,479 shares underlying immediately exercisable warrants and 22,179 shares underlying vested RSUs.
(15)	Consists of 14,416 shares underlying vested RSUs.
(16)

Includes 4,030,855 shares held by the SynCom Fund and 14,258 shares underlying vested RSUs held directly by Mr. Jones. Mr. Jones is a managing member of WJM, the general partner of the SynCom Fund. Mr. Jones disclaims beneficial ownership of the shares held by the SynCom Fund except to the extent of his pecuniary interest in such shares.

(17)

Includes 35,666 shares issuable upon exercise of stock options exercisable within 60 days of February 28, 2011. Excludes 115,233 shares held by The Krongard Irrevocable Equity Trust dated June 30, 2009, a trust held for the benefit of Mr. Krongard’s children of which Mr. Krongard’s wife is the trustee. Mr. Krongard disclaims beneficial ownership of any shares held by The Krongard Irrevocable Equity Trust dated June 30, 2009.

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(18)	Includes 8,861 shares issuable upon exercise of stock options exercisable within 60 days of February 28, 2011 and 8,994 shares underlying vested RSUs.
(19)	Consists of 14,258 shares underlying vested RSUs.
(20)	Includes 43,479 shares underlying immediately exercisable warrants and 16,000 shares underlying vested RSUs.
(21)

Includes 402,221 shares issuable upon the exercise of stock options exercisable within 60 days of February 28, 2011, an aggregate of 713,958 shares underlying immediately exercisable warrants and 127,482 shares underlying vested RSUs. See footnotes 9 through 20.

SECTION 16(A ) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required during 2010, all Section 16(a) filing requirements applicable to our officers, directors and greater than ten percent beneficial owners were timely complied with.

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EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Background

This Compensation Discussion and Analysis explains our compensation philosophy, policies and practices for the following executives, who are referred to in this Compensation Discussion and Analysis and in the subsequent tables as our named executive officers:

•	Matthew J. Desch, our chief executive officer;

•	Thomas J. Fitzpatrick, our chief financial officer;

•	Eric H. Morrison, our former chief financial officer and current senior vice president, Iridium NEXT financing and planning, Iridium Satellite;

•	John S. Brunette, our former chief legal and administrative officer;

•	Gregory C. Ewert, executive vice president of global distribution channels, Iridium Satellite; and

•	John M. Roddy, executive vice president of global operations and product development, Iridium Satellite.

Executive Summary

Our executive compensation program allows us to recruit, motivate, reward and retain high quality talent that is instrumental in helping us achieve strong financial performance in a challenging macroeconomic environment. Our Compensation Committee believes that our executive compensation program is not only effective at motivating our executives to achieve our corporate performance goals, but also reasonable in light of compensation paid at our peer group companies, and responsible in that it encourages our named executive officers to work for meaningful stockholder returns, without taking unnecessary or excessive risks.

The highlights of our 2010 executive compensation program include:

•

The Compensation Committee decided that 100% of our named executive officers’ variable cash incentive compensation for 2010 should be dependent upon the achievement of specific pre-established performance goals.

•

Our variable cash incentive program paid out at 120% of the target amount of awards, reflecting our achievement of (i) $351.5 million in revenue (revenue in accordance with accounting principles generally accepted in the United States, or GAAP revenue, excluding purchase accounting adjustments), (ii) $158.9 million in Operational EBITDA, as defined below, (iii) completion of the financing package for the development of Iridium NEXT, (iv) the early and successful launch of the Iridium 9602 data modem and (v) the sale of more than a specified number of short-burst data units in 2010.

•

Our equity program for our named executive officers consisted of stock options granted in November 2009 with exercise prices equal to 100% of the fair market value of our common stock on the date of grant, with vesting over four years based on continued service. This program promotes retention while encouraging our named executive officers to focus on driving stockholder value and stock appreciation over multiple years.

•

We amended our executives’ employment agreements to provide for a more standardized, internally consistent set of severance benefits. These agreements do not provide any “golden parachute” tax gross ups, and cash severance payments under these agreements do not exceed twice the executive’s annual target cash compensation.

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•

Neither our executive employment agreements nor our stock plans provide for automatic “single trigger” benefits upon a change in control; instead, our employment agreements provide for “double trigger” cash and equity severance rights, and our stock plans provide for discretionary vesting of executives’ equity awards upon a change in control transaction.

Objectives of Our Compensation Program

Our executive compensation programs are designed to achieve the following three primary objectives:

•	provide a competitive compensation package to attract and retain talented individuals to manage and operate all aspects of our business;

•	reward the achievement of corporate and individual objectives that promote the growth and profitability of our business; and

•	align the interests of executive officers with those of our stockholders by providing long-term equity-based compensation.

To meet these objectives, our executive compensation package consists of a mix of base salary, performance-based annual cash incentive bonuses, broad-based employee benefits (with limited perquisites), long-term incentives in the form of equity-based awards and responsible severance benefits.

We believe that performance-based compensation is an important component of the total executive compensation package for attracting, motivating and retaining high quality executives. Accordingly, at least 38% of the total target cash compensation for 2010 for each of our named executive officers was performance-based, in the form of cash compensation that was subject to the achievement of annual performance goals. We do not have formal or informal policies or guidelines for allocating compensation between long-term and currently paid-out compensation, between cash and non-cash compensation, or among different forms of cash compensation or non-cash compensation.

Role of the Compensation Committee

Our Compensation Committee is generally responsible for reviewing, modifying, approving and otherwise overseeing the compensation policies and practices applicable to our employees, including the administration of our equity plans and employee benefit plans. As part of this responsibility, the Compensation Committee establishes, reviews and modifies the compensation structure for our named executive officers. However, the Compensation Committee may, at its discretion and in accordance with the philosophy of making all information available to our Board, present executive compensation matters to the entire Board for their review and approval.

The Compensation Committee has the authority to delegate some or all of its duties to a subcommittee of its own members. In 2010, the Compensation Committee made a non-exclusive delegation of certain authorities to a subcommittee tasked with approving both cash and equity compensation arrangements that were intended to qualify as “performance-based compensation” under Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Code. When we refer to the Compensation Committee in this Compensation Discussion and Analysis, we mean the Compensation Committee as well as this subcommittee, where applicable.

As part of its deliberations, in any given year, the Compensation Committee may review and consider materials such as company financial reports and projections, operational data, tax and accounting information that set forth the total compensation that may become payable to executives in various hypothetical scenarios, executive and director stock ownership information, company stock performance data, analyses of historical executive compensation levels and current company-wide compensation levels, and the recommendations of our chief executive officer and the Compensation Committee’s independent compensation consultant.

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Role of Management

Our Compensation Committee solicits and considers the performance evaluations and compensation recommendations submitted to the Compensation Committee by our chief executive officer, including about his own performance and compensation. However, our Compensation Committee retains the final authority to make all compensation decisions. No executive officer participated directly in the final determinations or deliberations of the Compensation Committee regarding the amount of any component of his or her own 2010 compensation package.

Our human resources, finance and legal departments work with our chief executive officer to design and develop compensation programs to recommend for our named executive officers and other senior executives, to recommend changes to existing compensation programs, to recommend financial and other performance targets to be achieved under those programs, to prepare analyses of financial data, to prepare peer data comparisons and other briefing materials and ultimately to implement the decisions of the Compensation Committee. Members of these departments also meet separately with the Compensation Committee’s independent compensation consultant to convey information on proposals that management may make to the Compensation Committee, as well as to allow the consultants to collect information about our company to develop their own proposals.

Use of Compensation Consultant

In connection with the Acquisition in September 2009 and with making its decisions for executive compensation for 2010, the Compensation Committee engaged Frederic W. Cook & Co., Inc., referred to in this Compensation Discussion and Analysis as F.W. Cook, to act as its independent compensation consultant. The Compensation Committee directed F.W. Cook to provide its analysis of whether our compensation strategy and practices were consistent with our compensation objectives and to assist the Compensation Committee in modifying our compensation program to better achieve our objectives and comply with rules applying to a public company.

As part of its duties, F.W. Cook provided the Compensation Committee with the following services in late 2009 in preparation for its compensation decisions for 2010:

•	reviewed and provided recommendations on the composition of our peer group of companies;

•	provided compensation data for similarly situated executive officers at our peer group;

•

reviewed the compensation arrangements for all of our named executive officers, including providing advice on the design and structure of our annual cash incentive bonus plan and equity-based incentive compensation program;

•	provided advice on compensation for all of our other executive officers;

•	reviewed the compensation program for our non-employee directors and provided recommendations to the Compensation Committee regarding this program; and

•	updated the Compensation Committee on emerging trends and best practices in the area of executive and Board compensation.

In connection with making its decisions for executive compensation for 2010, the Compensation Committee considered the analysis and data provided by F.W. Cook in October 2009.

In addition, in late 2010, F.W. Cook reviewed the compensation program for our non-employee directors and provided recommendations to the Compensation Committee regarding this program, updated the Compensation Committee on emerging trends and best practices in the area of executive and Board compensation, and conducted a risk analysis of our compensation programs. The Chairman of the Compensation Committee occasionally met separately with F.W. Cook, both with and without management present.

The Compensation Committee retains the authority to hire and terminate the compensation consultant. The Company pays the cost for the consultant’s services. Other than providing services as directed by the Compensation Committee, F.W. Cook does not provide any other services to us.

25.

Benchmarking

The Compensation Committee reviews relevant market and industry practices on executive compensation to balance our need to compete for talent with the need to maintain a reasonable and responsible cost structure while aligning our executive officers’ interests with those of our stockholders. Our Compensation Committee has also discussed compensation levels in the context of the experiences and individual knowledge of each member.

In October 2009, F.W. Cook delivered a report to the Compensation Committee that compared the base salary and incentive cash bonus opportunity provided to our executive officers against our peer group companies, which are set forth below. The report concluded that (i) the salary levels of our executives were between the 25th and 75th percentiles of executives at our peer group companies, (ii) the annual bonus targets of our executives were at or above the median of executives at our peer group companies, and (iii) the target total cash compensation of our executives was between the 25th and 75th percentiles of our peer group companies. During the first quarter of 2010, the Compensation Committee reviewed our executive compensation package, including base salaries, annual cash incentive bonuses and equity-based awards. As discussed below in more detail, in view of the October 2009 report, the global economic recession and the option grants made during 2009, the Compensation Committee decided to leave unchanged the base salaries and target bonus percentages of our executive officers. Additionally, the Compensation Committee decided not to grant options in 2010 except to newly hired employees and to Mr. Morrison in connection with his transition to his new role as our senior vice president, Iridium NEXT financing and planning.

Peer Group. In October 2009, in consultation with our Compensation Committee, F.W. Cook created a peer group company list, selecting the following public companies (i) in the telecommunications industry, (ii) with generally comparable revenues, EBITDA, net income, asset value and market capitalization, and (iii) with a similar number of employees. The Compensation Committee approved, without change, this recommended list of peer group companies:

Intelsat Corporation	PAETEC Holding Corp.	Time Warner Telecom Inc.
Hughes Communications, Inc.	Inmarsat Finance plc	Loral Space & Communications Inc.
ViaSat, Inc.	Premiere Global Services Inc.	Broadview Networks Holdings, Inc.
NeuStar Inc.	EMS Technologies, Inc.	J2 Global Communications Inc.
GeoEye Inc.	Globecomm Systems Inc.	Globalstar, Inc.
LightSquared (formerly SkyTerra Communications, Inc.)	ORBCOMM Inc.

When reviewing the executive compensation recommendations of the chief executive officer, the Compensation Committee considers, among other factors, whether such amounts fall between the median and 75th percentile of the peer group data for each individual element of compensation and for total target compensation. The Compensation Committee believes referencing this range is important to ensure that the compensation we offer will be able to help us attract and retain talented individuals to manage and operate all aspects of our business.

However, benchmarking is just a reference point and is not the only factor the Compensation Committee considers in setting compensation. Other factors, such as economic conditions, corporate and individual performance, internal pay equity, individual negotiations and budget constraints may play an important role with respect to the compensation offered to an executive in any given year. We believe this approach helps us to compete in hiring and retaining the best possible talent while maintaining a reasonable and responsible cost structure.

26.

Reasons for Providing, and Manner of Structuring, the Key Compensation Elements in 2010

Base Salary

We provide base salary as a fixed source of compensation for our executives, allowing them a degree of certainty in the face of having a significant portion of their compensation “at risk” in the form of annual cash incentive bonuses and equity-based incentive compensation. Our Compensation Committee recognizes the importance of base salaries as an element of compensation that helps to attract, retain and motivate our executive officers.

The Compensation Committee reviews base salaries for our executive officers annually, and may further adjust base salaries from time to time. Base salaries for our executive officers are established generally based on the scope of each officer’s responsibilities, the strategic importance of their role within our company, internal salary budget constraints and internal pay equity (that is, the base salaries of our executives other than our chief executive officer should be within a relatively narrow range, with the base salary of our chief executive officer being materially higher than those of other officers, reflecting the importance of his role to our company). The Compensation Committee considers salaries paid by our peer companies to their similarly situated officers, but does not aim to have base salaries fall within a specific range of the peer company data.

In February 2010, our Compensation Committee reviewed base salaries for our named executive officers. The Compensation Committee considered the overall state of the economy and the F.W. Cook report’s conclusion that, at the 2009 levels, base salaries for each of our named executive officers were generally, as of the start of 2010, already between the median and the 75th percentile for our peer group. The Compensation Committee also considered the potential value of the equity grants made in 2009. As a result, the Compensation Committee determined that there would be no increases in base salaries for our named executive officers in 2010. The base salaries of each of the named executive officers is set forth in the table below.

Mr. Fitzpatrick commenced employment with us as our chief financial officer effective April 2010. In connection with this new hire, the Compensation Committee set Mr. Fitzpatrick’s base salary on an annual basis as set forth in the table below. This decision was based primarily on individual negotiations with Mr. Fitzpatrick, which reflect, in part, the base salary that he was being paid by his prior employer, as well as the Compensation Committee’s attention to internal pay equity and reflection on the scope of Mr. Fitzpatrick’s expected responsibilities.

Name	2010 Base Salary	Change from 2009
Matthew J. Desch	$675,000	none
Thomas J. Fitzpatrick	$400,000	not applicable
Eric H. Morrison	$325,000	none
John S. Brunette	$430,000	none
Gregory C. Ewert	$340,000	none
John M. Roddy	$320,000	none

Annual Cash Incentive Bonus Program

Our Compensation Committee has structured our annual executive cash incentive program to focus our executives on achieving key operational and financial objectives within a yearly time horizon. During the first quarter of each fiscal year, our Compensation Committee determines the structure for our executive cash incentive program, including target bonus amounts (typically set as a percentage of base salary) and the applicable performance goals, which may be based on company-wide performance or individual performance, or a combination of both. Target bonus levels are established generally based on the scope of each officer’s responsibilities, the strategic importance of his role within our company, internal budget constraints, internal pay equity and peer group data. Following the end of the year, the Compensation Committee then determines the level of achievement against those goals, and the amount of compensation earned as a result of such

27.

achievement. Historically, our pre-set cash incentive performance goals have been company-wide metrics, with the Compensation Committee considering individual performance in a subjective manner as an adjustment mechanism to the amount of bonus earned based on the corporate goal achievement.

Target Bonuses. In March 2010, the Compensation Committee decided to continue, unchanged, the 2009 target cash bonus levels for each named executive officer, as set forth in the table below. The target bonus levels were consistent with the Compensation Committee’s philosophy that a significant portion of each executive’s total target cash compensation should be performance based. The Compensation Committee also considered that, at the 2009 levels, the target bonus amounts for each of our named executive officers were, as of the start of 2010, already between the median and the 75th percentile for our peer group. Finally, the Compensation Committee determined that no extraordinary factors existed that created a need to modify the existing target bonus levels.

In April 2010, in connection with the hiring of Mr. Fitzpatrick, the Compensation Committee approved Mr. Fitzpatrick’s target bonus level as set forth in the table below. This decision was based primarily on individual negotiations with Mr. Fitzpatrick, which reflect, in part, the target bonus amount that he was eligible to earn through his prior employer, as well as the Compensation Committee’s attention to internal pay equity and reflection on the scope of Mr. Fitzpatrick’s expected responsibilities.

The respective target bonus amounts for 2010 for the named executive officers were:

Name	2010 Target Bonus(1)	Change from 2009
Matthew J. Desch	90%	none
Thomas J. Fitzpatrick	75%	not applicable
Eric H. Morrison	75%	none
John S. Brunette	75%	none
Gregory C. Ewert	75%	none
John M. Roddy	60%	none

(1)	Expressed as a percentage of base salary.

2010 Bonus Plan Structure and Metrics. In March 2010, the Compensation Committee structured the cash incentive plan so that executives could earn an annual cash bonus based primarily on the achievement of five corporate performance goals, weighted as described below. At the end of the year, the Compensation Committee would determine achievement against each of the five objectives and determine the total percentage of achievement, which could be as much as 200%. The actual bonus earned would then be determined by multiplying the executive’s target bonus amount by the actual corporate achievement percentage. This resulting amount could then be increased or decreased based on the individual performance percentage (from 0% to 150%) determined, subjectively and in their discretion, by the Compensation Committee.

The 2010 corporate performance goals consisted of:

•

a revenue target (GAAP revenue excluding purchase accounting adjustments) of $352.4 million, weighted at 10% for target performance, with a scale of potential payouts ranging from a maximum of 20% credit for performance at or above 111% of target, or $391.16 million, to a minimum of 0% credit for performance at less than 95% of target, or $334.78 million;

•

an Operational EBITDA target of $154.8 million, weighted at 40% for target performance, with a scale of potential payouts ranging from a maximum of 80% credit for performance at or above 113% of target, or $174.92 million, to a minimum of 0% credit for performance below 92% of target, or $142.42 million;

•

a revenue target for specified Iridium OpenPort service revenue, weighted at 10% for target performance, with a potential stretch payout for achievement of target performance plus a scale of potential payouts for a specified range of additional Iridium OpenPort subscribers resulting in up to 20% credit;

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•

the successful completion of a financing for our Iridium NEXT constellation, weighted at 30% for achievement, with a potential stretch payout in the discretion of our Compensation Committee resulting in up to 60% credit; and

•

the successful launch of the new Iridium 9602 product by July 2010, with a specified initial sales target weighted at 10% for achievement, with a potential stretch payout for sales of at least 125% of the initial sales target and an increase of at least 55% in sales of short-burst data units overall for 2010 over 2009, resulting in up to 20% credit.

Operational EBITDA was defined as earnings before interest, income taxes, depreciation and amortization, Iridium NEXT revenue and expenses, stock-based compensation expenses, the impact of purchase accounting adjustments and changes in the fair value of warrants. The Compensation Committee’s practice when determining the achievement of a scaled target is to round to the nearest increment in the scale or whole percentage point, depending on the target.

The Compensation Committee set high targets for Iridium OpenPort service revenue and additional Iridium OpenPort subscribers, in order to encourage management to aggressively pursue growth in this area, and high targets for the launch and initial sales of the new Iridium 9602 product, in order to reward the launch of a promising new product and encourage the establishment of an aggressive initial sales growth rate.

2010 Performance and Bonus Payouts. We delivered strong performance in 2010 against our goals, resulting in an aggregate corporate bonus percentage of 120%. Specifically:

•	revenue (GAAP revenue excluding purchase accounting adjustments) of $351.5 million, which was 99.7% of target, yielding 10% credit under the bonus plan;

•	Operational EBITDA of $158.9 million, yielding 44% credit under the bonus plan;

•

the successful completion of the COFACE financing for our Iridium NEXT constellation, yielding 30% credit under the bonus plan, plus 16% credit as a result of the Compensation Committee’s discretionary component; and

•	the successful early launch of the new Iridium 9602 product, with sales of it and our other short-burst data products in excess of stretch targets, yielding 20% credit under the bonus plan.

The Compensation Committee reviewed the individual performance of each of our named executive officers with our chief executive officer in February 2011. In determining the individual performance percentage for each named executive officer, the Compensation Committee considered the following:

•

Matthew J. Desch: The Compensation Committee selected an individual performance percentage of 100% for 2010 based on his role in contributing to our strong corporate results, ensuring our successful completion of the financing for Iridium NEXT on favorable terms, introducing new products, achieving specified sales goals, expanding international sales, executing new partnering agreements and his exhibition of strong leadership skills.

•

Thomas J. Fitzpatrick: The Compensation Committee selected an individual performance percentage of 100% for 2010 based on his role in contributing to our successful completion of the financing for Iridium NEXT on favorable terms, ensuring accurate and timely public company reporting and compliance with Section 404 of the Sarbanes-Oxley Act of 2002, engaging in 2011 financial planning, including cash management planning, improving investor relations, providing corporate-wide business leadership and human resources and corporate planning, and his quick integration into the finance department. As a result of Mr. Fitzpatrick’s strong 2010 personal performance, our chief executive officer recommended, and the Compensation Committee approved, the award of a full-year bonus, rather than a pro-rated bonus based on his early April start date, for 2010.

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•

Eric H. Morrison: Our chief executive officer selected an individual performance percentage of 104% based on his smooth transition to his new roles leading the Iridium NEXT financing project and the financial planning function and the successful closing of our $1.8 billion credit facility in October 2010.

•	John S. Brunette: Mr. Brunette was ineligible to earn a bonus for 2010 because he is no longer an employee. Accordingly, no individual performance determination was made by the Compensation Committee.

•

Gregory C. Ewert: The Compensation Committee selected an individual performance percentage of 100% based on his role in contributing to strong sales of the new Iridium 9602 product in 2010, continuing strong sales of our handset products despite growing competition, growing our Iridium OpenPort service, contributing to new business development ideas, expanding international sales and executing new licensing agreements.

•

John M. Roddy: The Compensation Committee selected an individual performance percentage of 100% based on his role in negotiating our long-term operations and maintenance contract with The Boeing Company, improving our gateway performance, leading successful research and development efforts for our new products, improving our customer billing, increasing inventory and manufacturing efficiency and service efficiency and reliability, and his leadership skills.

As a result, the named executive officers earned the following bonus amounts for 2010:

Name	Target Bonus Level ($)		Corporate Performance %	Individual Performance %	Actual Bonus Earned
Matthew J. Desch	$607,500		120%	100%	$729,000
Thomas J. Fitzpatrick	$300,000		120%	100%	$360,000
Eric H. Morrison(1)	$243,750		120%	104.2%	$304,688
John S. Brunette(2)		(3)	(3)	(3)		(3)
Gregory C. Ewert	$255,000		120%	100%	$306,000
John M. Roddy	$192,000		120%	100%	$230,400

(1)	Mr. Morrison ceased to be an executive officer in March 2010, when he resigned as our chief financial officer.
(2)	Mr. Brunette’s employment with us terminated on December 31, 2010.
(3)	Mr. Brunette was not eligible to earn a cash incentive bonus for 2010.

Equity-Based Incentive Compensation

The Compensation Committee believes that properly structured equity compensation works to align the long-term interests of stockholders and employees by creating a strong, direct link between employee compensation and stock price appreciation. We most recently granted stock options to our named executive officers in November 2009. These options have an exercise price equal to the fair market value of our common stock on the date of grant, and vest based on continued service over a specified period (typically, four years). As a result of the way we structure our option awards, options provide a return to the executive only if such officer remains employed by us, and then only if the market price of our common stock appreciates over the period in which the option vests. Equity-based awards are currently granted under our 2009 Iridium Communications Inc. Stock Incentive Plan, or the 2009 Plan.

In determining the size of equity grants, the Compensation Committee may consider, in any given year, each officer’s responsibilities, the strategic importance of his role within our company, internal equity budget constraints and internal pay equity. The Compensation Committee considers the size and value of equity awards granted by our peer companies to their similarly situated officers, but does not aim to have equity award values fall within a specific range of the peer company data.

30.

Stock Option Grants in 2010. The Compensation Committee decided not to make option grants to our named executive officers in 2010, except with respect to Mr. Fitzpatrick and Mr. Morrison as described below. The Compensation Committee felt that option grants to our executives were not appropriate given the option grants made to our executives in November 2009 in connection with the Acquisition. Based on the peer group data provided by F.W. Cook, the Compensation Committee felt the 2009 awards provided sufficient retention incentive and compensation opportunities for 2010.

Mr. Fitzpatrick commenced employment with us as our chief financial officer in April 2010. In connection with this new hire, the Compensation Committee granted a stock option to Mr. Fitzpatrick, to purchase 300,000 shares of common stock. The size of this grant was based primarily on individual negotiations with Mr. Fitzpatrick (which reflected, in part, equity awards that Mr. Fitzpatrick was eligible to receive from his prior employer), and the size of the equity holdings of our other executive officers. This option has an exercise price of $8.39 per share, the closing price of our common stock on the date of grant, and, consistent with the vesting schedule applicable to our other officers, vests as to 25% of the shares on the first anniversary of the date of grant and as to the remaining 75% of the shares thereafter in 12 equal quarterly installments.

In connection with Mr. Morrison’s transition to his new role as the senior vice president, Iridium NEXT financing and planning at Iridium Satellite, the Compensation Committee granted Mr. Morrison a stock option to purchase 67,500 shares of common stock. The size of this grant was based primarily on the smaller size of the option granted to Mr. Morrison in November 2009 as compared to the options granted to our other named executive officers. This option has an exercise price of $8.84 per share, the closing price of our common stock on the date of grant, and vests as to 12.5% of the shares in eight equal quarterly installments beginning on January 19, 2012.

The following table indicates the number of shares underlying options granted to each of the named executive officers in 2010:

Name	Number of Shares Underlying Options
Matthew J. Desch	0

Thomas J. Fitzpatrick	300,000

Eric H. Morrison(1)	67,500

John S. Brunette	0

Gregory C. Ewert	0

John M. Roddy	0

(1)	Mr. Morrison ceased to be an executive officer in April 2010 when he resigned as our chief financial officer.

Equity Compensation Policies

Currently, we do not have an equity award grant timing policy. Equity awards are generally made at regularly scheduled meetings, and without regard to the timing of the release of public information. As necessary to meet business needs, the Compensation Committee or the Board may grant equity awards outside of their regularly scheduled meetings.

We encourage our executive officers to hold a significant equity interest in our company, but we have not set specific ownership guidelines. We have a policy that prohibits our executive officers, directors and other members of management from engaging in short sales, transactions in put or call options, hedging transactions or other inherently speculative transactions with respect to our stock.

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Severance Benefits

Under the terms of the employment agreement with each of our executive officers, either we or the officer may terminate the officer’s employment at any time. Each of our named executive officers are eligible, under the terms of their respective employment agreements, to receive severance benefits upon the termination of their employment either by us without cause (and other than as a result of their death or disability) or by them for good reason, with additional severance benefits provided in the event such termination is in connection with a change in control. In December 2010, we entered into agreements to clarify the manner of exemption from, or compliance with, the provisions of Section 409A of the Code. In addition, we used these agreements as an opportunity to standardize the severance benefits provided to our named executive officers, in order to ensure internal pay equity among the officers. These severance provisions are discussed more fully in the section below under the heading “—Potential Payments upon Termination or Change in Control.” We do not provide any excise tax gross ups on change in control benefits.

These agreements reflect the negotiations between some of our named executive officers and us at the time of their hiring or promotion, and in other cases reflect our desire to have a consistent set of benefits across the executive suite. The Compensation Committee considers these severance benefits critical to attracting and retaining high caliber executives. Additionally, the Compensation Committee believes that additional change in control severance benefits in the form of accelerated vesting of stock options serves to minimize the distractions to an executive in connection with a corporate transaction and reduce the risk that an executive officer departs our company before an acquisition is consummated. We believe that our existing arrangements allow our executive officers to focus on continuing normal business operations and, in the case of change in control benefits, on the success of a potential business combination, rather than worrying about how business decisions that may be in our best interest will impact their own financial security. These existing arrangements help ensure stability among our executive officer ranks, and will help enable our executive officers to maintain a balanced perspective in making overall business decisions during periods of uncertainty.

Signing and Retention Bonuses

We hired Mr. Fitzpatrick effective April 2010. Mr. Fitzpatrick’s employment agreement provides for the payment of a signing bonus in an amount equal to $50,000 paid on the effective date of the agreement and retention bonuses in an amount equal to $50,000, each to be paid on the first and second anniversaries of the effective date. Under the terms of Mr. Fitzpatrick’s employment agreement, each of the retention bonuses are paid only if Mr. Fitzpatrick remains continuously employed by us through each applicable payment date. This benefit reflects the negotiations between Mr. Fitzpatrick and us at the time of his hiring, and the collective knowledge and experience of our Compensation Committee members on attracting and retaining new employees for our executive officer ranks.

401(k) Plan

Our employees, including our named executive officers, are eligible to participate in our 401(k) plan. Our 401(k) plan is intended to qualify as a tax qualified plan under Section 401 of the Code. Our 401(k) plan provides that each participant may contribute a portion of his or her pretax compensation, up to a statutory limit, which for most employees was $16,500 in 2010, with a larger “catch up” limit for older employees. Employee contributions are held and invested by the plan’s trustee. We match employee contributions dollar for dollar up to 5% of an employee’s salary, with a maximum match per employee of $12,250 in each calendar year. We believe that the provision of this benefit helps to recruit and retain key talent at a minimal cost to us.

Other Benefits and Perquisites

We provide medical insurance, dental insurance, vision coverage, life insurance and accidental death and dismemberment insurance benefits to all employees, including our named executive officers. These benefits are available to all employees on the same terms and conditions and are subject to applicable laws.

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Our executive officers generally do not receive any perquisites, except for limited perquisites provided on a case by case basis. In considering potential perquisites, the Compensation Committee reviews our cost as compared to the perceived value we receive.

•

Under the terms of his employment agreement, Mr. Desch is entitled to use of an automobile or a cash car allowance at our expense through November 1, 2012, and he was also entitled to reimbursement for the annual dues at a Washington, D.C.-area country club through December 31, 2010. The cost of these benefits for 2010 was $9,936, and we do not provide a tax gross up on the cost of these benefits. Additionally, we have agreed to purchase and maintain a term life insurance policy in the face amount of $400,000 for Mr. Desch. These benefits are provided as a result of negotiations with Mr. Desch when he initially joined Iridium Holdings. With respect to the term life insurance policy, the Compensation Committee decided that rather than pay Mr. Desch this amount as severance upon death out of our general assets, it is more cost effective to provide for these payments through insurance. These limited perquisites helped us to recruit Mr. Desch, and now they help us to retain his services, at what the Compensation Committee believes is a minimal cost to us.

•

Under the terms of his employment agreement, Mr. Roddy is entitled to specified basic relocation benefits, and a reimbursement of taxes due on such benefits, in order to provide for his return to Canada if his employment is terminated without cause or by him for good reason. We estimate that if these benefits were triggered on December 31, 2010, the cost of these benefits would have been approximately $30,000. These benefits are provided as a result of negotiations with Mr. Roddy at the time of his hiring by Iridium Satellite, and were necessary to induce him to accept employment at that time. These limited perquisites helped us to recruit Mr. Roddy, and now they help us to retain his services, at what the Compensation Committee believes is a minimal cost to us.

We do not make available to any employees any defined benefit pension or nonqualified deferred compensation plan or arrangement.

Deductibility of Executive Compensation; Code Section 162(m)

One or more executive officer’s annual compensation may exceed $1.0 million. Code Section 162(m) denies a federal income tax deduction for specified compensation in excess of $1.0 million per year paid to the chief executive officer and the three other most highly paid executive officers, other than the chief financial officer, of a publicly traded corporation. Some types of compensation, including compensation based on performance criteria that are approved in advance by stockholders, are excluded from the deduction limit. Our policy is to qualify compensation paid to our executive officers for deductibility for federal income tax purposes to the extent feasible. However, to retain highly skilled executives and remain competitive with other employers, our Compensation Committee may authorize compensation that would not be deductible under Code Section 162(m) or otherwise if it determines that such compensation is in the best interests of our company and its stockholders.

Accounting Considerations

We account for equity compensation paid to our employees under accounting rules that require us to estimate and record an expense over the service period of the award. Our cash compensation, on the other hand, is recorded as an expense at the time the obligation is accrued. The accounting impact of our executive compensation program is one of many factors that the Compensation Committee considers in determining the size and structure of that program.

Compensation Recovery Policy

We do not have a policy to attempt to recover cash bonus payments paid to our executive officers if the performance objectives that led to the determination of such payments were to be restated, or found not to have been met to the extent the Compensation Committee originally believed. However, as a public company subject to the provisions of Section 304 of the Sarbanes-Oxley Act of 2002, if we are required as a result of misconduct

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to restate our financial results due to our material noncompliance with any financial reporting requirements under the federal securities laws, our chief executive officer and chief financial officer may be legally required to reimburse us for any bonus or other incentive-based or equity-based compensation they receive. In addition, we will comply with the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act and will adopt a compensation recovery policy once the SEC adopts final regulations on the subject.

Risk Analysis of Our Compensation Plans

In December 2010, the Compensation Committee retained F.W. Cook to conduct a risk assessment of our compensation policies. F.W. Cook delivered a report to the Compensation Committee in February 2011 summarizing the results of their risk assessment. The Compensation Committee has reviewed the report and has also independently reviewed our compensation risk policies as generally applicable to our employees and believes that our policies do not encourage excessive or unnecessary risk-taking, and that the level of risk that they do encourage is not reasonably likely to have a material adverse effect on our company. The design of our compensation policies and programs encourage our employees to remain focused on both our short and long-term goals. For example, while our cash bonus plans measure performance on an annual basis, our equity awards typically vest over a number of years, which we believe encourages our employees to focus on sustained stock price appreciation, thus limiting the potential value of excessive risk-taking.

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Summary Compensation Table

The following table shows the total compensation earned by the named executive officers in 2008, 2009 and 2010. The information regarding 2009 compensation includes both compensation they received from Iridium Holdings prior to the Acquisition in September 2009, and compensation they received from us after they joined our executive team following the Acquisition. Information regarding 2008 compensation includes only compensation they received from Iridium Holdings. The named executive officers consist of our chief executive officer, our chief financial officer, our other three most highly compensated executive officers during 2010, and one other individual who served as our chief financial officer during 2010.

Name and Principal Position	Year	Salary(1)	Bonus		Equity Awards(2)	Option Awards(3)	Non-Equity Incentive Plan Compensation(4)	All Other Compensation		Total
Matthew J. Desch,	2010	$675,000	—		—	—	$729,000	$23,702	(5)	$1,427,702
Chief Executive Officer	2009	675,000	—		—	$2,246,964	486,000	24,878	(5)	3,432,842
	2008	675,000	—		$3,573,953	—	759,375	27,329	(5)	5,035,657

Thomas J. Fitzpatrick,	2010	296,970	$50,000	(7)	—	1,821,000	360,000	13,260	(8)	2,541,230
Chief Financial Officer(6)

Eric H. Morrison,	2010	325,000	—		—	429,300	304,688	13,693	(10)	1,072,681
Former Chief Financial Officer	2009	325,000	—		—	364,635	214,500	13,715	(10)	917,850
and current Senior Vice President Iridium NEXT Financing and Planning, Iridium Satellite(9)	2008	325,000	—		—	—	304,688	12,673	(10)	642,361

John S. Brunette,	2010	430,000	—		—	—	—	812,187	(11)	1,242,187
Former Chief Legal and	2009	430,000	—		—	758,350	258,000	13,776	(11)	1,460,126
Administrative Officer	2008	430,000	—		539,741	—	258,000	5,653	(11)	1,233,394

Gregory C. Ewert,	2010	340,000	—		—	—	306,000	13,635	(10)	659,635
Executive Vice President of	2009	340,000	—		—	758,350	193,800	13,667	(10)	1,305,817
Global Distribution Channels, Iridium Satellite	2008	340,000	—		—	—	318,750	12,673	(10)	671,423

John M. Roddy,	2010	320,000	—		—	—	230,400	13,667	(12)	564,067
Executive Vice President for	2009	320,000	—		—	758,350	145,920	13,684	(12)	1,237,954
Global Operations and Product Development, Iridium Satellite	2008	320,000	—		—	—	240,000	42,044	(12)	602,044

(1)

The amounts in this column for 2009 reflect the following amounts of salary paid by Iridium Holdings to the respective executive for the period prior to the Acquisition: $506,250 to Mr. Desch, $243,750 to Mr. Morrison, $322,500 to Mr. Brunette, $255,000 to Mr. Ewert and $240,000 to Mr. Roddy; plus the following amounts of salary paid by us to the respective executive for the period following the Acquisition: $168,750 to Mr. Desch, $81,250 to Mr. Morrison, $107,500 to Mr. Brunette, $85,000 to Mr. Ewert and $80,000 to Mr. Roddy.

(2)

The amounts in this column for 2008 reflect the aggregate dollar amount of the accounting expenses that were recognized in 2008 and will be recognized in subsequent years for financial statement reporting purposes with respect to units in Employee Holdings LLC granted to these employees by Iridium Holdings in 2008. Pursuant to SEC rules, these amounts exclude the impact of estimated forfeitures related to service-based vesting conditions. Assumptions used in the calculation of these amounts are included in Note 2 to Iridium Holdings’ consolidated financial statements.

(3)

The amounts in this column reflect the aggregate dollar amount of the accounting expense that will be recognized in the applicable year and subsequent years for financial statement reporting purposes with respect to stock options granted in the applicable year. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. Assumptions used in the calculation of these amounts are included in Note 2 to our consolidated financial statements for the year ended December 31, 2010.

(4)	The amounts in this column reflect cash incentive bonuses earned during the respective year and paid during the first quarter of the following year.
(5)	Includes $11,500 in 401(k) matching contributions and $12,000 in reimbursement of country club dues in 2008. Includes $12,250 in 401(k) matching contributions in each of 2009 and 2010.
(6)	Mr. Fitzpatrick was not employed by us in 2008 or 2009.
(7)	Represents a signing bonus.
(8)	Includes 401(k) matching contributions of $12,250.
(9)	Mr. Morrison served as chief financial officer of our company until April 5, 2010.
(10)	Includes 401(k) matching contributions of $11,500 in 2008 and $12,250 in each of 2009 and 2010.
(11)

Includes 401(k) matching contributions of $12,250 in each of 2009 and 2010. Also includes in 2010 a severance benefit consisting of a lump sum payment of $387,000, payable on December 31, 2010; $394,167, which represents 11 months of Mr. Brunette’s base salary, to be paid in accordance with our normal payroll practices; and $17,255, representing cash payments equal to the amount of Mr. Brunette’s COBRA premium for 11 months. In exchange for these severance benefits, Mr. Brunette agreed to release our company from any claims

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he may have against us, including in connection with his employment and the termination of his employment, and not to compete with us or solicit our employees during the 11-month severance period.
(12)	Includes 401(k) matching contributions of $11,500 in 2008 and $12,250 in each of 2009 and 2010, and relocation assistance valued at $29,371 in 2008.

Grants of Plan-Based Awards for 2010

The following table sets forth information relating to grants of plan-based incentive awards to the named executive officers in 2010.

Name	Grant Date		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Number of Shares Underlying Option Awards (#)	Exercise Price of Option Awards ($/Share)	Grant Date Fair Value of Option Awards ($)(2)
			Threshold ($)	Target ($)	Maximum ($)
Matthew J. Desch	(3)		—	$607,500	$1,822,500	—	—	—

Thomas J. Fitzpatrick	(3	)(4)	—	300,000	900,000	300,000	$8.39	$1,821,000

Eric H. Morrison	(3	)(5)	—	243,750	731,250	67,500	8.84	429,300

John S. Brunette	(3)		—	322,500	967,500	—	—	—

Gregory C. Ewert	(3)		—	255,000	765,000	—	—	—

John M. Roddy	(3)		—	192,000	576,000	—	—	—

(1)

These amounts represent the target and maximum payments for each named executive officer under the Iridium Holdings 2010 performance-based cash incentive bonus program. There were no minimum or threshold amounts under this program.

(2)

The amounts in this column reflect the aggregate dollar amount of the accounting expense that will be recognized in 2010 and subsequent years for financial statement reporting purposes with respect to stock options granted in 2010. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. Assumptions used in the calculation of these amounts are included in Notes 2 and 11 to our consolidated financial statements for the year ended December 31, 2010.

(3)	All non-equity incentive plan awards were granted on March 30, 2010.
(4)	This stock option was granted on April 19, 2010.
(5)	This stock option was granted on May 24, 2010.

Outstanding Equity Awards at 2010 Year-End

The following table sets forth the equity-based awards held by the named executive officers that were outstanding on December 31, 2010.

	Option Awards
Name	Number of Shares Underlying Unexercised Options (#)			Option Exercise Price ($/Share)	Option Expiration Date
	Exercisable(1)	Unexercisable(1)
Matthew J. Desch	100,000	300,000		$8.73	11-19-2019
Thomas J. Fitzpatrick	—	300,000	(2)	8.39	04-19-2020
Eric H. Morrison	33,750	25,312		8.73	11-19-2019
	—	67,500	(3)	8.84	05-24-2020
John S. Brunette	33,750	101,250		8.73	01-30-2011	(4)
Gregory C. Ewert	33,750	101,250		8.73	11-19-2019
John M. Roddy	33,750	101,250		8.73	11-19-2019

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(1)

Except as otherwise noted, all options shown vested 25% on November 19, 2010, the first anniversary of their grant date, and the remaining 75% vest thereafter in 12 equal quarterly installments, except for Mr. Morrison’s option, which vested 50% on November 19, 2010, and the remaining 50% vest thereafter in four equal quarterly installments.

(2)	75,000 shares underlying this option vest on April 19, 2011, and the remaining 225,000 shares vest thereafter in twelve equal quarterly installments.
(3)	The shares underlying this option vest in eight equal quarterly installments, commencing on January 19, 2012 and continuing each successive quarter thereafter.
(4)	Expiration date was 30 days following Mr. Brunette’s termination date of December 31, 2010.

Option Exercises in 2010

No named executive officer exercised any options in 2010.

Employment Agreements

Matthew J. Desch. We entered into an employment agreement with Mr. Desch in September 2010 to replace his expiring employment agreement, pursuant to which he serves as our chief executive officer and a member of our Board. This agreement was immaterially amended in December 2010 to clarify certain terms of the agreement, including, among other reasons, for compliance with tax laws. The agreement has an initial term of three years ending September 18, 2013 and will automatically renew for successive one-year periods unless we or Mr. Desch give written notice of intent not to renew the agreement not less than six months prior to the renewal date. The employment agreement provides for an initial annual base salary of $675,000, which must be increased by $14,529 effective January 1, 2011 and further increased by $17,719 effective November 1, 2012 to provide Mr. Desch the cash value of perquisites that were agreed to expire at those times. Pursuant to his employment agreement, Mr. Desch is eligible to earn an annual incentive cash bonus, with a target bonus equal to 90% of his then-current base salary, with the actual amount of the bonus determined by our Compensation Committee and based upon performance goals set by such committee for the year.

Mr. Desch is eligible to participate in employee benefit plans made available to other senior executives. We are required to provide him with use of an automobile or a cash car allowance at our expense through November 1, 2012, and we were required to reimburse him for the cost of annual dues for a private club of his choice in the metropolitan Washington, D.C. area through December 31, 2010. In addition, we are required to purchase and maintain a term life insurance policy in the face amount of $400,000 for Mr. Desch.

In his employment agreement, Mr. Desch has agreed not to compete with us or solicit our employees for alternative employment during his employment with us and for a period of one year after termination of his employment for any reason.

Mr. Desch’s employment agreement provides for payments upon specified terminations of his employment. For a description of these termination provisions, whether or not following a change in control, and a quantification of benefits that he would receive, see the heading “—Potential Payments upon Termination or Change in Control” below.

Thomas J. Fitzpatrick. In connection with his hiring, we entered into an employment agreement with Mr. Fitzpatrick in March 2010, with such employment agreement effective April 5, 2010, pursuant to which he serves as our chief financial officer. This agreement was immaterially amended in December 2010, to clarify certain terms of the agreement, including, among other reasons, for compliance with tax laws. The employment agreement has an initial term of three years, ending April 5, 2013 and will automatically renew for successive one-year periods unless we or Mr. Fitzpatrick give written notice of intent not to renew the agreement not less than six months prior to the renewal date. The employment agreement provides for an initial annual base salary of $400,000. Pursuant to his employment agreement, Mr. Fitzpatrick is eligible to earn an annual incentive cash bonus, with a target bonus equal to 75% of his then-current base salary, with the actual amount of the bonus

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determined by our Compensation Committee and based upon performance goals set by such committee for the year. In addition, the agreement provides for the payment of a signing bonus in an amount equal to $50,000, paid on the effective date of the agreement, and retention bonuses in an amount equal to $50,000 each, to be paid on the first and second anniversaries of the effective date of the agreement. Under the terms of the agreement, each of the retention bonuses are paid only if Mr. Fitzpatrick remains continuously employed with us through each applicable payment date.

Mr. Fitzpatrick is eligible to participate in employee benefit plans made available to other senior executives.

In his employment agreement, Mr. Fitzpatrick has agreed not to compete with us or solicit our employees for alternative employment during his employment with us and for a period of one year after termination of his employment for any reason.

Mr. Fitzpatrick’s employment agreement provides for payments upon specified terminations of his employment. For a description of these termination provisions, whether or not following a change in control, and a quantification of benefits that he would receive, see the heading “—Potential Payments upon Termination or Change in Control” below.

Eric H. Morrison. Iridium Satellite entered into an employment letter agreement with Mr. Morrison on April 25, 2006, pursuant to which he served as its executive vice president and chief financial officer. We assumed this employment letter agreement by virtue of the Acquisition. The employment letter agreement was immaterially amended in December 2010 to ensure compliance with applicable law. The employment letter agreement provides for an initial base salary of $260,000 and participation in our annual incentive plan with a target award of up to 35% of his then-current base salary, as determined by our Compensation Committee and based upon performance goals set by the Compensation Committee for the year. In February 2008, the Compensation Committee of Iridium Holdings increased Mr. Morrison’s compensation to a base salary of $325,000 and participation in our annual incentive plan with a target award of up to 75% of his then-current base salary, as determined by our Compensation Committee and based upon performance goals set by the Compensation Committee for the year. In March 2010, Mr. Morrison resigned as our chief financial officer, effective April 5, 2010, and transitioned to the new role of senior vice president, Iridium NEXT financing and planning at Iridium Satellite. His compensation remained unchanged.

Mr. Morrison is eligible to participate in employee benefit plans made available to other employees.

Mr. Morrison’s employment with us is “at will.” However, his letter agreement provides for payments upon specified terminations of his employment. For a description of these termination provisions and a quantification of benefits that he would receive, see the heading “—Potential Payments upon Termination or Change in Control” below.

John S. Brunette. Iridium Satellite entered into an employment letter agreement with Mr. Brunette dated December 6, 2007 to serve as its chief administrative officer and general counsel. We assumed this employment letter agreement by virtue of the Acquisition. The employment letter agreement provided for payment of a base salary of $335,000 and participation in our annual incentive plan with a target award of up to 35% of his then-current base salary, as determined by our Compensation Committee and based upon performance goals set by the Compensation Committee for the year. In February 2008, the Compensation Committee of Iridium Holdings increased Mr. Brunette’s compensation to a base salary of $430,000 and participation in our annual incentive plan with a target award of up to 75% of his then-current base salary, as determined by our Compensation Committee and based upon performance goals set by the Compensation Committee for the year.

Mr. Brunette’s employment with us terminated on December 31, 2010. On December 22, 2010, in connection with his termination of employment, we entered into a release agreement with Mr. Brunette. The release agreement provided for a severance benefit consisting of a lump sum payment of $387,000, payable on December 31, 2010, plus $394,167, which represented 11 months of Mr. Brunette’s base salary, to be paid over

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an 11-month period in accordance with our normal payroll practices. The release agreement also provided for a taxable cash payment equal to the amount of Mr. Brunette’s COBRA premium for the lesser of 11 months or the number of months Mr. Brunette and his dependents are enrolled in COBRA. All amounts payable under the release agreement will be paid less applicable taxes and withholdings. In exchange for these severance benefits, Mr. Brunette agreed to release us from any claims he may have against us, including in connection with his employment and the termination of his employment. Mr. Brunette also agreed not to compete with us or solicit our employees during the 11-month severance period.

Gregory C. Ewert. Iridium Satellite entered into an employment agreement with Mr. Ewert in December 2010, which supersedes and replaces his employment letter agreement, which Iridium Satellite previously entered into on September 30, 2004. Pursuant to the employment agreement, Mr. Ewert will continue to serve as our executive vice president, global distribution channels. The employment agreement provides for an initial annual base salary of $340,000. Pursuant to his employment agreement, Mr. Ewert is eligible to earn an annual incentive cash bonus, with a target bonus equal to 75% of his then-current base salary, with the actual amount of the bonus determined by our Compensation Committee and based upon performance goals set by such committee for the year.

Mr. Ewert is eligible to participate in employee benefit plans made available to other senior executives.

In his employment agreement, Mr. Ewert has agreed not to compete with us or solicit our employees for alternative employment during his employment with us and for a period of one year after termination of his employment for any reason.

Mr. Ewert’s employment agreement provides for payments upon specified terminations of his employment. For a description of these termination provisions, whether or not following a change in control, and a quantification of benefits that he would receive, see the heading “—Potential Payments upon Termination or Change in Control” below.

John M. Roddy. Iridium Satellite entered into an employment agreement with Mr. Roddy in December 2010, which supersedes and replaces his employment letter agreement, which Iridium Satellite previously entered into on August 1, 2007, as amended on December 31, 2008. Pursuant to the employment agreement, Mr. Roddy will continue to serve as our executive vice president, global operations and product development. The employment agreement provides for an initial annual base salary of $320,000. Pursuant to his employment agreement, Mr. Roddy is eligible to earn an annual incentive cash bonus, with a target bonus equal to 60% of his then-current base salary, with the actual amount of the bonus determined by our Compensation Committee and based upon performance goals set by such committee for the year.

Mr. Roddy is eligible to participate in employee benefit plans made available to other senior executives.

In his employment agreement, Mr. Roddy has agreed not to compete with us or solicit our employees for alternative employment during his employment with us and for a period of one year after termination of his employment for any reason.

Mr. Roddy’s employment agreement provides for payments upon specified terminations of his employment. For a description of these termination provisions, whether or not following a change in control, and a quantification of benefits that he would receive, see the heading “—Potential Payments upon Termination or Change in Control” below.

Potential Payments upon Termination or Change in Control

Severance Payments.

The section below describes the payments that may be made to the named executive officers in connection with a change in control or pursuant to specified termination events, pursuant to the terms of the employment agreements between us and them.

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Matthew J. Desch. Mr. Desch’s employment agreement, described above, provides that he may be terminated by us for any reason upon written notice. However, the employment agreement provides for payments to him in the event of the termination of his employment in specified termination situations.

Termination by reason of death or disability. If Mr. Desch’s employment is terminated due to his death or disability (as defined in his employment agreement), he will receive a bonus based on the amount he would have been entitled to receive if he had remained employed by us throughout the applicable fiscal year but pro-rated for the number of days he was employed during such year.

Termination without cause, for good reason or in connection with a change in control. In the event that we terminate Mr. Desch’s employment without cause, or Mr. Desch terminates his employment for good reason (as these terms are defined in his employment agreement), he will be entitled to receive a sum equal to (i) one times his then-current base salary and (ii) one times his then-current target bonus, such sum payable in equal installments over a period of 12 months. He also will receive payment of his COBRA premiums (or, if required for us to comply with nondiscrimination rules, a taxable cash payment equal to the amount of his COBRA premiums) until the earlier of (a) 12 months from separation, (b) the expiration of COBRA eligibility or (c) the date he or his dependents become eligible for substantially equivalent health insurance coverage through new employment or self employment. In the event that such termination occurs within the 12-month period commencing on a change in control (as defined in our 2009 stock incentive plan), then the cash severance amounts described above shall be paid to him in a single lump sum and in addition to such cash severance payment, 100% of his then-outstanding stock options and other equity awards will become vested and exercisable, as applicable, pursuant to the terms of the applicable equity award agreements.

These severance payments and benefits are subject to Mr. Desch executing, delivering and not revoking a release of claims in favor of our company.

Thomas J. Fitzpatrick. Mr. Fitzpatrick’s employment agreement, described above, provides that he may be terminated by us for any reason upon written notice. However, the employment agreement provides for payments to him in the event of the termination of his employment in specified termination situations.

Termination without cause, for good reason or in connection with a change in control. In the event that we terminate Mr. Fitzpatrick’s employment without cause, or Mr. Fitzpatrick terminates his employment for good reason (as these terms are defined in his employment agreement), he will be entitled to receive a sum equal to (i) one times his then-current base salary and (ii) one times his then-current target bonus, such sum payable in equal installments over a period of 12 months. In the event that such termination occurs prior to April 5, 2011 and following our public announcement that the Board has authorized a sale of substantially all of our business or assets (including by way of a merger) for a per share price that is less than $15.00, the amount to be paid to Mr. Fitzpatrick over the 12-month severance period shall instead be equal to the sum of (i) two times his then-current base salary and (ii) one times his then-current target bonus, such sum payable in equal installments over a period of 12 months. In either case, he will also receive payment of his COBRA premiums (or, if required for us to comply with nondiscrimination rules, a taxable cash payment equal to the amount of his COBRA premiums) until the earlier of (a) 12 months from separation, (b) the expiration of COBRA eligibility or (c) the date he or his dependents become eligible for substantially equivalent health insurance coverage through new employment or self employment. In the event that such termination occurs within the 12-month period commencing on a change in control (as defined in the 2009 Plan), then the cash severance amounts described above shall be paid to him in a single lump sum, and in addition to such cash severance payment, 100% of his then-outstanding stock options and other equity awards will become vested and exercisable, as applicable, pursuant to the terms of the applicable equity award agreements.

These severance payments and benefits are subject to Mr. Fitzpatrick executing, delivering and not revoking a release of claims in favor of our company.

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Eric H. Morrison. Mr. Morrison’s employment letter agreement, described above, provides that he may be terminated by us for any reason upon written notice. However, the agreement provides for payments to him in the event of the termination of his employment in certain termination situations.

Termination without cause or constructive discharge. In the event that we terminate Mr. Morrison’s employment without cause, or Mr. Morrison terminates his employment upon constructive discharge (as these terms are defined in his employment letter agreement), he will be entitled to receive a severance benefit consisting of (i) 3 months of his then-current base salary, to be paid in accordance with our normal payroll practices, and (ii) a pro-rated performance bonus.

These severance payments and benefits are subject to Mr. Morrison executing, delivering and not revoking a release of claims in favor of our company.

John S. Brunette. Mr. Brunette’s employment letter agreement provided that he could be terminated by us for any reason upon written notice. However, in the event we terminated his employment without cause or he terminated his employment upon constructive discharge (as defined in his employment letter agreement), he was entitled to receive a pro-rated performance bonus amount. Following the termination of Mr. Brunette’s employment on December 31, 2010, and our entry into the release agreement described above, he was no longer entitled to any severance or change in control payments other than those specified in the release agreement.

Gregory C. Ewert. Mr. Ewert’s employment agreement, described above, provides that he may be terminated by us for any reason upon written notice. However, the employment agreement provides for payments to him in the event of the termination of his employment in specified termination situations.

Termination without cause, for good reason or in connection with a change in control. In the event that we terminate Mr. Ewert’s employment without cause, or Mr. Ewert terminates his employment for good reason (as these terms are defined in his employment agreement), he will be entitled to receive a severance benefit consisting of (i) 12 months of his then-current base salary, to be paid in accordance with our normal payroll practices, (ii) a pro-rated portion of his target performance bonus, based on actual performance as determined by the Compensation Committee (except that if the termination is within 12 months after a change in control (as defined in our 2009 stock incentive plan), the bonus will not be pro-rated), to be paid in equal installments over the 12-month severance period, (iii) payment of his COBRA premiums (or, if required for us to comply with nondiscrimination rules, a taxable cash payment equal to the amount of his COBRA premiums) until the earlier of (a) 12 months from separation, (b) the expiration of COBRA eligibility or (c) the date he or his dependents become eligible for substantially equivalent health insurance coverage through new employment or self employment, and (iv) full vesting of his equity awards in the event of termination within 12 months after a change in control.

These severance payments and benefits are subject to Mr. Ewert executing, delivering and not revoking a release of claims in favor of our company.

John M. Roddy. Mr. Roddy’s employment agreement, described above, provides that he may be terminated by us for any reason upon written notice. However, the employment agreement provides for payments to him in the event of the termination of his employment in specified termination situations.

Termination without cause, for good reason or in connection with a change in control. In the event that we terminate Mr. Roddy’s employment without cause, or Mr. Roddy terminates his employment for good reason (as these terms are defined in his employment agreement), he will be entitled to receive a severance benefit consisting of (i) 12 months of his then-current base salary, to be paid in accordance with our normal payroll practices, (ii) a pro-rated portion of his target performance bonus, based on actual performance as determined by the Compensation Committee (except that if the termination is within 12 months after a change in control (as defined in our 2009 stock incentive plan), the bonus will not be pro-rated), to be paid in equal installments over the 12-month severance period, (iii) payment of his COBRA premiums (or, if required for us to comply with

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nondiscrimination rules, a taxable cash payment equal to the amount of his COBRA premiums) for the lesser of (a) 12 months from separation, (b) the expiration of COBRA eligibility or (c) the date he or his dependents become eligible for substantially equivalent health insurance coverage through new employment or self employment, (iv) full vesting of his equity awards in the event of termination within 12 months after a change in control, and (v) payment of specified relocation expenses following termination.

These severance payments and benefits are subject to Mr. Roddy executing, delivering and not revoking a release of claims in favor of our company.

Estimated Current Value of Post-Employment Severance Benefits

The following table shows estimated payments that would be made to each named executive officer in the event of a termination of employment under various termination situations, assuming the applicable termination event occurred on December 31, 2010. The table shows the actual severance benefits received by Mr. Brunette as a result of the termination of his employment effective December 31, 2010.

Executive	Death ($)		Termination for Good Reason or Without Cause – No Change in Control ($)		Termination for Good Reason or Without Cause – Change in Control ($)
Matthew J. Desch	$607,500	(1)	$1,294,028	(2)	$1,294,028(3)
Thomas J. Fitzpatrick	—		714,816	(4)	714,816 - 1,114,816(5)
Eric H. Morrison	—		385,938	(6)	385,938(6)
John S. Brunette	—		798,422	(7)	—
Gregory C. Ewert	—		664,824	(8)	664,824(9)
John M. Roddy	—		593,768	(10)	593,768(11)

(1)	Consists of a pro rata bonus.
(2)

Consists of (a) 12 months of base salary paid in equal installments on our company’s normal payroll schedule; (b) annual bonus at target level paid in equal installments on our company’s normal payroll schedule; and (c) continuation of health benefits for employee and eligible dependents until earlier of (i) 12 months from separation, (ii) the expiration of COBRA eligibility, or (iii) the date the employee or his dependents become eligible for substantially equivalent health insurance coverage through new employment or self-employment.

(3)

Consists of (a) 12 months of base salary paid in a single lump sum on the 60th day following separation; (b) annual bonus at the target level paid in a single lump sum on March 15, 2011; (c) continuation of health benefits for employee and eligible dependents until earlier of (i) 12 months from separation, (ii) the expiration of COBRA eligibility, or (iii) the date the employee or his dependents become eligible for substantially equivalent health insurance coverage through new employment or self-employment; and (d) immediate vesting upon separation of all then-outstanding equity awards.

(4)

Consists of (a) 12 months of base salary paid in equal installments on our company’s normal payroll schedule; (b) annual bonus at target level paid in equal installments on our company’s normal payroll schedule; and (c) continuation of health benefits for employee and eligible dependents until earlier of (i) 12 months from separation, (ii) the expiration of COBRA eligibility, or (iii) the date the employee or his dependents become eligible for substantially equivalent health insurance coverage through new employment or self-employment.

(5)

Consists of (a) 12 months of base salary paid in a single lump sum on the 60th day following the separation; provided, however, that if the separation occurs before April 5, 2011 and following our company’s public announcement that the Board has authorized a sale of substantially all of the business or assets of our company for a per share price less than $15.00, the employee will receive 12 months of twice the base salary paid in a single lump sum on the 60th day following the separation; (b) annual bonus at target level paid in a single lump sum on March 15, 2011; (c) continuation of health benefits for employee and eligible dependents until earlier of (i) 12 months from separation, (ii) the expiration of COBRA eligibility, or

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(iii) the date the employee or his dependents become eligible for substantially equivalent health insurance coverage through new employment or self-employment; and (d) immediate vesting upon separation of all then-outstanding equity awards.

(6)

Consists of (a) 3 months of base salary paid in equal installments on our company’s normal payroll schedule and (b) a pro rata bonus based on actual achievement, paid in a cash lump sum on March 15, 2011.

(7)

Consists of (a) 11 months of base salary paid in 22 equal installments on our company’s normal payroll schedule beginning January 15, 2011; (b) a lump sum payment of $387,000 payable on December 31, 2010; and (c) beginning January 31, 2011, cash payments made on the last day of each month equal to the applicable COBRA premiums for continuation of health benefits for employee and eligible dependents until earlier of (i) the duration of the period in which the employee and his eligible dependents are enrolled in COBRA coverage or (ii) 11 months. All amounts above have been or will be paid less applicable taxes and withholdings.

(8)

Consists of (a) 12 months of base salary paid in equal installments on our company’s normal payroll schedule; (b) a pro rata bonus based on actual achievement, paid in equal installments on our company’s normal payroll schedule over the remainder of the 12-month severance period from after the date our company determines actual performance and the amount of bonus that would have been earned based on such performance; and (c) continuation of health benefits for employee and eligible dependents until earlier of (i) 12 months from separation, (ii) the expiration of COBRA eligibility, or (iii) the date the employee or his dependents become eligible for substantially equivalent health insurance coverage through new employment or self-employment.

(9)

Consists of (a) 12 months of base salary paid in equal installments on our company’s normal payroll schedule; (b) annual bonus based on actual achievement, paid in equal installments on our company’s normal payroll schedule over the remainder of the 12-month severance period from after the date our company determines actual performance and the amount of bonus that would have been earned based on such performance; (c) continuation of health benefits for employee and eligible dependents until earlier of (i) 12 months from separation, (ii) the expiration of COBRA eligibility, or (iii) the date the employee or his dependents become eligible for substantially equivalent health insurance coverage through new employment or self-employment; and (d) immediate vesting upon separation of all then-outstanding equity awards.

(10)

Consists of (a) 12 months of base salary paid in equal installments on our company’s normal payroll schedule; (b) a pro rata bonus based on actual achievement, paid in equal installments on our company’s normal payroll schedule over the remainder of the 12-month severance period from after the date our company determines actual performance and the amount of bonus that would have been earned based on such performance; (c) continuation of health benefits for employee and eligible dependents until earlier of (i) 12 months from separation, (ii) the expiration of COBRA eligibility, or (iii) the date the employee or his dependents become eligible for substantially equivalent health insurance coverage through new employment or self-employment; and (d) if the employee chooses to move back to Ontario, Canada from the Phoenix metro area within 12 months of separation, our company will pay, within 13 months from separation and upon receiving receipts and reasonably required documentation from the employee, the following: (i) reimbursement for reasonable costs incurred in moving the employee’s household goods from the Phoenix metro area to Ontario, (ii) reimbursement for the cost of one-way airfare for employee and his wife back to Ontario, and (iii) a cash lump sum equal to the employee’s U.S. and Canadian tax liability associated with (i) and (ii) above.

(11)

Consists of (a) 12 months of base salary paid in equal installments on our company’s normal payroll schedule; (b) full-year annual bonus based on actual achievement, paid in equal installments on our company’s normal payroll schedule over the remainder of the 12-month severance period from after the date our company determines actual performance and the amount of bonus that would have been earned based on such performance; (c) continuation of health benefits for employee and eligible dependents until earlier of (i) 12 months from separation, (ii) the expiration of COBRA eligibility, or (iii) the date the employee or his dependents become eligible for substantially equivalent health insurance coverage through new employment or self-employment; (d) immediate vesting upon separation of all then-outstanding equity awards; and (e) if the employee chooses to move back to Ontario, Canada from the Phoenix metro area within 12 months of separation, our company will pay, within 13 months from separation and upon receiving receipts and

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reasonably required documentation from the employee, the following: (i) reimbursement for reasonable costs incurred in moving employee’s household goods from the Phoenix metro area to Ontario, (ii) reimbursement for the cost of one-way airfare for employee and his wife back to Ontario, and (iii) a cash lump sum equal to the employee’s U.S. and Canadian tax liability associated with (i) and (ii) above.

Director Compensation for 2010

The table below provides summary information concerning compensation paid or accrued by us during 2010 to or on behalf of our directors for services rendered during 2010. Mr. Desch, who is a named executive officer in addition to being a director, did not receive any separate compensation for service in his capacity as a director, and accordingly he is not included in this table.

In late 2009, the Compensation Committee engaged F.W. Cook to conduct a review of non-employee director compensation programs among our peer companies and make recommendations for our director compensation program. F.W. Cook’s report provided competitive analyses of director compensation programs using our peer group, a discussion of emerging trends in director compensation and recommendations for our program.

Based on this report, we adopted a new compensation policy for non-employee directors effective January 1, 2010. Under this policy, each non-employee director is eligible to receive an annual retainer of $140,000 for serving on the Board. In addition, an annual retainer of $50,000 is awarded for serving as the Chairman of the Board, an annual retainer of $20,000 is awarded for serving as the Chairman of the Audit Committee, an annual retainer of $15,000 is awarded for serving as the Chairman of the Compensation Committee and an annual retainer of $7,500 is awarded for serving as the Chairman of the Nominating and Corporate Governance Committee.

At the annual election of each non-employee director, the $140,000 retainer for serving on the Board may be paid entirely in stock options, restricted stock or RSUs or some combination of these instruments and up to $50,000 in cash. In addition, at the election of the non-employee director, the retainers for serving as Chairman of the Board or chairman of a committee may be paid in either RSUs, cash or a combination of both.

Any cash component of the compensation is paid, and any equity component vests, on a quarterly basis. Until six months after the termination of the director’s service or upon a specified change in control of our company, if it occurs earlier, the directors may not sell any of these shares of restricted stock or stock acquired upon the exercise of these options and may not settle any of these RSUs.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(1)		Total ($)
J. Darrel Barros	$50,000	$90,000	$—	(2)	$140,000
Thomas C. Canfield	—	140,000	—	(2)	140,000
Peter M. Dawkins	49,000	91,000	—	(2)	140,000
Terry L. Jones	50,000	90,000	—	(2)	140,000
Alvin B. Krongard	—	—	140,000	(2)	140,000
Steven B. Pfeiffer	64,000	49,000	42,000	(2)	155,000
Parker W. Rush	59,000	101,000	—	(2)	160,000
Scott L. Bok	—	147,500	—	(2)	147,500
Robert H. Niehaus	75,000	115,000	—	(2)	190,000

(1)

These amounts represent the aggregate grant date fair values, computed in accordance with FASB ASC Topic 718, of restricted stock unit and option awards issued pursuant to the Non-Employee Director Compensation Plan. The grant date fair value of these awards is calculated using the closing price of our common stock of $7.79 on the grant date of January 6, 2010 multiplied by the applicable number of shares

44.

granted to each non-employee director. These amounts do not correspond to the actual value that may be realized by the director upon vesting of such awards. Such awards vested in four equal quarterly installments on the last day of each calendar quarter during 2010.

(2)

The aggregate number of option awards outstanding at December 31, 2010 to each non-employee director was as follows: 0 shares to Messrs. Barros, Canfield, Dawkins, Jones, Rush, Bok and Niehaus, 29,536 shares to Mr. Krongard and 8,861 shares to Mr. Pfeiffer.

The following table sets forth information relating to options granted to our non-employee directors during 2010.

Name	Option Grant Date(1)	Number of Shares Underlying Option Awards (#)	Exercise Price of Option Awards ($/Share)	Grant Date Fair Value of Option Awards ($)(2)
J. Darrel Barros		—	—	—
Thomas C. Canfield		—	—	—
Peter M. Dawkins		—	—	—
Terry L. Jones		—	—	—
Alvin B. Krongard		29,536	$7.79	$140,000
Steven B. Pfeiffer		8,861	$7.79	$42,000
Parker W. Rush		—	—	—
Scott L. Bok		—	—	—
Robert H. Niehaus		—	—	—

(1)	All options were granted on January 6, 2010.
(2)

The amounts in this column reflect the aggregate dollar amount of the accounting expense that will be recognized in 2010 and subsequent years for financial statement reporting purposes with respect to stock options granted in 2010. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. Assumptions used in the calculation of these amounts are included in Note 2 to our consolidated financial statements for the year ended December 31, 2010.

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TRANSACTIONS WITH RELATED PARTIES

RELATED-PERSON TRANSACTIONS POLICY AND PROCEDURES

In 2009, we adopted a written Related-Person Transactions Policy that sets forth our policies and procedures regarding the identification, review, consideration and approval or ratification of “related-persons transactions.” For purposes of our policy only, a “related-person transaction” is a transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which we and any “related person” are participants involving an amount that exceeds $120,000. Transactions involving compensation for services provided to us as an employee, director, consultant or similar capacity by a related person are not covered by this policy. A related person is any executive officer, director, or more than 5% stockholder of us, including any of their immediate family members, and any entity owned or controlled by such persons.

Under the policy, where a transaction has been identified as a related-person transaction, management must present information regarding the proposed related-person transaction to the Audit Committee (or, where Audit Committee approval would be inappropriate, to another independent body of the Board) for consideration and approval or ratification. The presentation must include a description of, among other things, the material facts, the interests, direct and indirect, of the related persons, the benefits to us of the transaction and whether any alternative transactions were available. To identify related-person transactions in advance, we rely on information supplied by our executive officers, directors and certain significant stockholders. In considering related-person transactions, the Audit Committee takes into account the relevant available facts and circumstances including, but not limited to (a) the risks, costs and benefits to us, (b) the impact on a director’s independence in the event the related person is a director, immediate family member of a director or an entity with which a director is affiliated, (c) the terms of the transaction, (d) the availability of other sources for comparable services or products and (e) the terms available to or from, as the case may be, unrelated third parties or to or from employees generally. In the event a director has an interest in the proposed transaction, the director must recuse himself from the deliberations and approval. The policy requires that, in determining whether to approve, ratify or reject a related-person transaction, the Audit Committee consider, in light of known circumstances, whether the transaction is in, or is not inconsistent with, the best interests of us and our stockholders, as the Audit Committee determines in the good faith exercise of its discretion.

RELATED-PERSON TRANSACTIONS

We had no reportable related-person transactions during 2010.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for annual meeting materials with respect to two or more stockholders sharing the same address by delivering a single set of annual meeting materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are our stockholders will be “householding” our proxy materials. A single set of annual meeting materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate set of annual meeting materials, please notify your broker or us. Direct your written request to Iridium Communications Inc., Attention: Secretary, 1750 Tysons Boulevard, Suite 1400, McLean, VA 22102. Stockholders who currently receive multiple copies of the annual meeting materials at their addresses and would like to request “householding” of their communications should contact their brokers.

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OTHER MATTERS

The Board of Directors knows of no other matters that will be presented for consideration at the annual meeting. If any other matter is properly presented at the meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using his best judgment.

By Order of the Board of Directors

Christian O’Connor

Secretary

April 1, 2011

A copy of our Annual Report to the Securities and Exchange Commission of Form 10-K for the fiscal year ended December 31, 2010 is available without charge upon written request to Iridium Communications Inc., Attention: Secretary, 1750 Tysons Boulevard, Suite 1400, McLean, VA 22102.

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You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy, or vote over the telephone or the Internet as instructed in these materials, as promptly as possible in order to ensure your representation at the meeting. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

☐	¢

IRIDIUM COMMUNICATIONS INC.

1750 Tysons Boulevard, Suite 1400

McLean, Virginia 22102

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on May 4, 2011

The undersigned hereby appoints Thomas J. Fitzpatrick and Christian O’Connor, and each of them, with full power of substitution and power to act alone, as proxies to vote all the shares of Common Stock which the undersigned would be entitled to vote if personally present and acting at the Annual Meeting of Stockholders of Iridium Communications Inc., to be held on Wednesday, May 4, 2011 at 9:00 a.m. local time at the offices of Iridium Communications Inc. at 1750 Tysons Boulevard, Suite 1400, McLean, Virginia 22102, and at any adjournments or postponements thereof, as follows:

(Continued and to be signed on the reverse side.)

¢	14475	¢

ANNUAL MEETING OF STOCKHOLDERS OF

IRIDIUM COMMUNICATIONS INC.

May 4, 2011

PROXY VOTING INSTRUCTIONS

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page, and use the Company Number and Account Number shown on your proxy card.

TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call and use the Company Number and Account Number shown on your proxy card.

COMPANY NUMBER
ACCOUNT NUMBER
Vote online/phone until 11:59 PM EST the day before the meeting. MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

IN PERSON - You may vote your shares in person by attending the Annual Meeting.

Important Notice Regarding the Availability of Proxy Materials for the Stockholders Meeting to Be Held on

May 4, 2011 at 9:00 a.m. local time at 1750 Tysons Boulevard, Suite 1400, McLean, Virginia 22102

The proxy statement and annual report to stockholders are available at

http://www.amstock.com/ProxyServices/ViewMaterial.asp?CoNumber=15777

i Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. i

¢ 21030403000000000000 6	050411

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

			FOR	AGAINST	ABSTAIN
1. Election of Directors: To elect the Board of Directors’ ten nominees for director, each for a one-year term.		2. To approve, on an advisory basis, the compensation of our named executive officers.	☐	☐	☐
NOMINEES:
☐ FOR ALL NOMINEES ☐ WITHHOLD AUTHORITY FOR ALL NOMINEES ☐ FOR ALL EXCEPT (See instructions below)

O  Robert H. Niehaus

O  J. Darrel Barros

O  Scott L. Bok

O  Thomas C. Canfield

O  Brigadier Gen. Peter M. Dawkins (Ret.)

O  Matthew J. Desch

O  Terry L. Jones

O  Alvin B. Krongard

O  Steven B. Pfeiffer

O  Parker W. Rush

		1 YEAR	2 YEARS	3 YEARS	ABSTAIN
		3. To indicate, on an advisory basis, the preferred frequency of stockholder advisory votes on the compensation of our named executive officers. ☐	☐	☐	☐
			FOR	AGAINST	ABSTAIN
		4. To ratify the selection by the Board of Directors of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2011.	☐	☐	☐
5. To conduct any other business properly brought before the meeting.

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●		The record date for the annual meeting is March 23, 2011. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.	☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

¢

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

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